Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

between

SCIENTIFIC LEARNING CORPORATION

and

JTT HOLDINGS INC.
dba Soliloquy Learning

Dated as of December 18, 2007

-i-

TABLE OF CONTENTS
(Continued)

-ii-

TABLE OF CONTENTS
(Continued)

-iii-

EXHIBITS

Exhibit A – Bill of Sale and Assignment and Assumption Agreement

Exhibit B – Escrow Agreement

Exhibit C – License Agreement Terms

Exhibit D – Non-Competition Agreement

Exhibit E – Disclosure Schedule

ASSET PURCHASE AGREEMENT

          This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 18, 2007 by and among JTT HOLDINGS INC. dba Soliloquy Learning, a Delaware corporation (including, solely for purposes of Article V hereof, Soliloquy Learning, Inc., “Seller”), and Scientific Learning Corporation, a Delaware corporation (“Buyer”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in Article I.

RECITALS

          A.             Seller is engaged in the business of developing, marketing and selling speech recognition software to help children learn to improve their reading fluency.

          B.             Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from Seller, the Purchased Assets, and Buyer is willing to assume, the Assumed Liabilities, in each case as more fully described and upon the terms and subject to the conditions set forth herein.

          C.             Concurrently with the execution and delivery of this Agreement, and as a material inducement to Buyer and Seller to enter into this Agreement, Buyer and certain Affiliates of Seller are entering into the Non-Competition Agreement, which agreement shall be effective upon the Closing.

          D.             Concurrently with the execution and delivery of this Agreement, Seller has obtained from its stockholders all approvals as are required under the Delaware General Corporation Law and under any other applicable laws necessary for Seller to enter into this Agreement and for Seller to perform its obligations under this Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

          As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

          1.1             “Accounting Arbitrator” shall mean the firm that is the Neutral Accounting Firm.

          1.2            “Affiliate” means with respect to (i) Seller, each officer or director of Seller, Readio, SpeaKESL, each subsidiary of Seller, Readio or SpeaKESL, Joseph B. Costello, and any Person controlled by Mr. Costello, and (ii) any Person other than Seller, any other Person controlling, controlled by or under common control with such first Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person through the ownership, directly or indirectly, as of the date hereof or as of any future date, of more than 50% of the voting securities of such Person.

          1.3            “Agreement” has the meaning set forth in the preamble.

          1.4            “Allocation Schedule” has the meaning set forth in Section 4.3(a).

          1.5            “Ancillary Agreements” means the Assignment and Assumption Agreement, the Bill of Sale, the Lease Assignment, the License Agreement and the Escrow Agreement.

          1.6            [Intentionally omitted]

          1.7            “Assumed Contracts” means those Contracts set forth on Schedule 1.7.

          1.8            “Assumed Liabilities” has the meaning set forth in Section 2.3.

          1.9            “Benefits Liabilities” means, with respect to any Employee Plan, any and all Liabilities (including any claims or rights with respect thereto), whenever or however arising, including all costs and expenses relating thereto, and including those Liabilities arising under Law, Proceedings before any Governmental Entity or under any order or consent decree or any award of any arbitrator of any kind, and including those Liabilities arising under a Contract.

          1.10          “Bill of Sale and Assignment and Assumption Agreement” means the bill of sale and assignment and assumption agreement between Seller and Buyer, in substantially the form of Exhibit A hereto.

          1.11          “Books and Records” means the business records, financial books and records, sales order files, purchase order files, engineering order files, warranty and repair files, supplier lists, customer lists, dealer, representative and distributor lists, Tax records and related work papers, budgets, correspondence, marketing material, studies, surveys, analyses, strategies, plans, forms, designs, diagrams, drawings, specifications, technical data, production and quality control records and formulations related to the Business, the Purchased Assets, the Assumed Liabilities or the Assumed Contracts.

          1.12          “Business” means all businesses of Seller, other than the Readio Business, as currently conducted by Seller, including the development, marketing and sale of the Soliloquy Reading Assistant product line and any product or service marketed under the Soliloquy brand name, and the marketing and sale of any product or service to educators or educational institutions.

          1.13          “Business Accounts Receivable” means all accounts receivable of the Business, net of allowances and reserves.

          1.14          “Business Contract” has the meaning set forth in Section 5.9.

          1.15          “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in San Francisco, California are authorized or required by Law to close.

          1.16          “Business Employees” has the meaning set forth in Section 5.15(f).

          1.17          “Business Governmental Authorizations” means all Governmental Authorizations applicable to the Business or the Purchased Assets and all pending applications therefor or renewals thereof, which Governmental Authorizations are set forth on Schedule 1.17.

          1.18          “Business Leasehold Property” means all leases and subleases of Real Property relating to the Business to which Seller is a party, each of which is set forth on Schedule 1.18, and leasehold improvements thereon, and in each case all other rights, subleases, permits, deposits and profits appurtenant to or related to such leases and subleases.

          1.19          “Business Material Adverse Effect” means any circumstance, change or effect that, individually or in the aggregate with all other circumstances, changes or effects, is or could reasonably be expected to be materially adverse to the business, assets, condition (financial or otherwise), results of operations, customer relations or prospects of the Business.

          1.20          “Business Prepaid Expenses” means prepaid expenses of the Business incurred in the ordinary course of business other than prepaid insurance premiums.

          1.21          “Business Tangible Property” means all furniture, fixtures, equipment (including motor vehicles), computer hardware, office equipment and apparatuses, tools, machinery and supplies and other tangible property of every kind (wherever located, whether or not carried on the Books and Records and whether or not leased), together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto, in each case that relate to the Business, the Purchased Assets, the Assumed Contracts or the Assumed Liabilities.

          1.22          “Buyer” has the meaning set forth in the preamble.

          1.23          “Buyer Indemnified Parties” has the meaning set forth in Section 9.2(a).

          1.24          “Buyer 401(k) Plan” has the meaning set forth in Section 7.5(f).

          1.25          “Buyer’s Closing Working Capital Statement” has the meaning set forth in Section 4.2(b)(i).

          1.26          “Closing” has the meaning set forth in Section 3.1.

          1.27          “Closing Date” has the meaning set forth in Section 3.1.

          1.28          “Closing Working Capital” has the meaning set forth in Section 4.2(a)(i).

          1.29          “Code” means the Internal Revenue Code of 1986, as amended.

          1.30          “Confidential Information” means any non-public proprietary information, written or oral, including any business information, technical information or data, however embodied, marketing plans, financial information and strategic plans or any other non-public proprietary information.

          1.31          “Contracts” means any contract, agreement, subcontract, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, purchase order, sale order, proposal, bid, understanding or commitment, whether written or oral.

          1.32          “Customers” means all customers that have at any time obtained any Products from Seller (whether such customers are active or inactive).

          1.33          “Customer Information” means all data and information, including personally identifiable information (if any), about Customers collected by Seller or accessible by Seller and all communications between Customers and Seller, in each case that are related to the Business.

          1.34          “Deferred Services Revenue” means the sum of all amounts, if any, that, as of immediately prior to the Closing are recorded on Seller’s balance sheet as having been received from third parties relating to the Business under Assumed Contracts, for which Buyer must provide material services to such third parties (other than routine maintenance or support services to school customers) after the Closing, which Deferred Services Revenue amounts are shown on Schedule 1.34.

          1.35          “Deferred Non-Services Revenue” means the sum of all amounts, if any, that, as of immediately prior to the Closing are recorded on Seller’s balance sheet as having been received from third parties relating to the Business (i) under Assumed Contracts, for which Buyer does not need to provide material services to such third parties (other than routine maintenance or support services to school customers) after the Closing, or (ii) under Retained Contracts, which Deferred Non-Services Revenue amounts are shown on Schedule 1.35.

          1.36          “Derivative Work” has the meaning ascribed to it under the United States Copyright Law, Title 17 U.S.C. Sec. 101 et. seq., as the same may be amended from time to time.

          1.37          “Delayed Closing Date” shall have the meaning set forth in Section 4.4.

          1.38          “Delayed Closing Payment” shall mean the amount, if applicable, by which (x) the Final Closing Working Capital exceeds (y) Seller’s Working Capital as of the Delayed Closing Date.

          1.39          “Employee Contract” means each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or Contract between Seller or any of its Affiliates and any Business Employee.

          1.40          “Employee Plan” means each Pension Plan, Welfare Plan and employment, bonus, deferred compensation, incentive compensation, stock ownership, stock option, stock purchase, phantom stock, performance, stock bonus, excess benefit, supplemental unemployment, paid time off, perquisite, fringe benefit, vacation, sick leave, severance, disability, death benefit, life insurance, worker’s compensation program or other plan, program or arrangement (whether written or unwritten), in each case maintained or contributed to, or required to be maintained or contributed to, by Seller or any of its ERISA Affiliates for the benefit of any present or former directors, officers, consultants or employees of Seller, or with respect to which Buyer or any of its Affiliates may have any Liability.

          1.41          “Environmental Claim” means any notice or claim alleging or asserting Liability for investigatory costs, cleanup costs, Governmental Entity response costs, damages to natural resources or other property, personal injuries, fines, expenses or penalties arising out of, based on or resulting from (a) the presence or Release into the environment, of any Hazardous Material, or (b) circumstances forming the basis of any violation, or alleged violation, of, or any Liability under, any Environmental Law.

          1.42          “Environmental Law” means collectively the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Clean Water Act, as amended, the Clean Air Act, as amended, OSHA and any other applicable Laws that relate to protection of the environment (including the workplace and the ambient environment), human health or safety or to Releases of Hazardous Materials, or the treatment, storage, disposal, transport or handling of Hazardous Materials.

          1.43          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

          1.44          “ERISA Affiliate” means any other Person or entity under common control with Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

          1.45          “Escrow Agent” means U.S. Bank, N.A.

          1.46          “Escrow Agreement” means that certain escrow agreement to be entered into among Buyer, Seller and the Escrow Agent, in substantially the form of Exhibit B hereto.

          1.47          “Escrow Amount” means $1,070,000.

          1.48          “Excess Amount” has the meaning set forth in Section 4.2(c)(i)(C).

          1.49          “Excluded Assets” has the meaning set forth in Section 2.2.

          1.50          “Excluded Contracts” has the meaning set forth in Section 2.2(d).

          1.51          “Final Closing Working Capital” means the amount as determined pursuant to Section 4.2(b).

          1.52          “GAAP” means United States generally accepted accounting principles, consistently applied.

          1.53          “Governmental Authorization” means any consent, approval, license, registration, security clearance, authorization, certificate or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law, including, where relevant, any Taxing Authority.

          1.54          “Governmental Entity” means any court, tribunal, arbitrator or any government or quasi-governmental entity or municipality or political or other subdivision thereof, whether federal, state, city, county, local, provincial, foreign or multinational, or any agency, department, board, authority, bureau, branch, commission, official or instrumentality of any of the foregoing.

          1.55          “Hazardous Material” means (a) any petroleum, crude oil, natural gas, or any fraction, product or derivative thereof, radioactive materials or asbestos in any form; (b) any chemicals, materials, substances or wastes that are defined as or included in the definition of hazardous substances, hazardous wastes, hazardous materials, extremely hazardous substances, toxic substances, pollutants, contaminants or words of similar import under any Environmental Law; and (c) any other chemical, material, substance, waste or exposure that is limited or regulated by any Governmental Entity.

          1.56          “Indebtedness” means (a) all indebtedness of Seller for borrowed money, (b) all amounts owed by and obligations of Seller evidenced by notes, bonds, debentures or other similar instruments, (c) all amounts owed by and all obligations of Seller as lessee or lessees under leases that have been recorded as capital leases, in accordance with GAAP, (d) all liabilities and obligations, contingent or otherwise, under acceptances, letters of credit or similar facilities, (e) all obligations under conditional or installment sale or other title retention Contracts relating to purchased property, and (f) all guarantees of any of the foregoing of another Person.

          1.57          “Indemnified Party” has the meaning set forth in Section 9.5(a).

          1.58          “Intellectual Property Rights” means any and all rights throughout the world in, arising out of, or associated with any of the following: (i) all utility models and design and utility patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (collectively, “Patents”); (ii) all inventions (whether patentable or not), invention disclosures and improvements, all trade secrets, proprietary information, know how, data collections and technology (collectively, “Trade Secrets”); (iii) all works of authorship, copyrights, mask works, databases, copyright and mask work registrations and applications (collectively, “Copyrights”); (iv) all industrial designs and any registrations and applications therefor; (v) all trade names, logos, trademarks and service marks; trademark and service mark registrations and applications and all trade dress (collectively, “Trademarks”); (vi) all rights in Software and documentation; (vii) rights to Uniform Resource Locators, Web site addresses and domain names (“Internet Properties”); (viii) any similar, corresponding or equivalent rights to any of the foregoing; and (ix) all goodwill associated with any of the foregoing.

          1.59          “K-12 School Market” has the meaning set forth in Section 7.13(a).

          1.60          “Key Employees” means the individuals listed on Schedule 1.60.

          1.61          “Knowledge” means the actual knowledge of Joseph B. Costello, Louise Dube, Judi Gale and Valerie Beattie.

          1.62          “Law” means any law, statute, rule, regulation, ordinance and other pronouncement having the effect of law of the United States of America, any foreign country or any domestic or foreign state, or of any Governmental Entity.

          1.63          “Lease Agreement” means the lease agreement(s) for the Business Leasehold Property.

          1.64          “Lease Assignment” has the meaning set forth in Section 7.17.

          1.65          “Liabilities” means any liability, indebtedness, guaranty, claim, loss, damage, deficiency, assessment, obligation or responsibility, whether fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, known or unknown, contingent or otherwise.

          1.66          “License Agreement” has the meaning set forth in Section 7.16.

          1.67          “Lien” means any mortgage, lien, pledge, hypothecation, charge, preference, security interest, attachment, claim, contractual restriction, including transfer restrictions, put, call, right of first refusal, easement, servitude, right-of-way, option, warrant, conditional sale or installment contract or encumbrance of any kind and any financing lease involving substantially the same effect.

          1.68          “Lien Releases” means duly executed written instruments releasing the Liens other than Permitted Liens on the Purchased Assets and authorizing the filing of UCC-3 termination statements for all UCC-1 financing statements filed in connection with any such released Lien, which Liens to be released are set forth on Schedule 1.68.

          1.69          “Loss” or “Losses” means any liability, indebtedness, loss, damage, lost profit, award, penalty, fine, costs, interest charges or expenses (including reasonable attorneys’ fees and disbursements and the reasonable costs of investigation and litigation. In addition, “Losses” shall be determined by deducting therefrom the amount of the Tax benefit (if any) that is actually realized by a Buyer Indemnified Person or Seller Indemnified Person, as the case may be as a result of the gross Loss amount.

          1.70          “Neutral Accounting Firm” means an independent accounting firm of internationally recognized standing that has not rendered services to any of the parties hereto or any of their respective Affiliates, within the 12 months prior to the date hereof.

          1.71          “Non-Competition Agreement” means the agreement set forth on Exhibit D hereto.

          1.72          “Object Code” means computer software, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

          1.73          “Open Source Materials” means all software or other material that is distributed as “free software,” “freeware,” “open source software,” “public source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).

          1.74          “Order” means any writ, judgment, decree, award, ruling, injunction or similar order of any Governmental Entity, in each case whether preliminary or final.

          1.75          “OSHA” means the Occupational, Safety and Health Act of 1970 and any regulations, decisions or orders promulgated thereunder, including any state or local law, regulation or ordinance pertaining to worker, employee or occupational safety or health in effect as of the Closing Date or as thereinafter may be amended or superseded.

          1.76          “Pension Plan” means each “employee pension plan” (within the meaning of Section 3(2) of ERISA).

          1.77          “Permitted Lien” means (a) any Lien for Taxes not yet due or payable or for Taxes that the Company is contesting in good faith through appropriate proceedings in a timely manner (as described on Schedule 1.76), if a reserve shall have been made therefor on the financial statements of Seller, (b) any statutory Lien arising in the ordinary course of business or by operation of Law and not in connection with the borrowing of money or (c) any Lien set forth on Schedule 1.77.

          1.78          “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, company, trust, unincorporated organization, Governmental Entity or other entity.

          1.79          “Post-Closing Notice of Dispute” has the meaning set forth in Section 4.2(b)(iii).

          1.80          “Preliminary Adjusted Closing Purchase Price” has the meaning determined pursuant to Section 4.2(a).

          1.81          “Preliminary Closing Working Capital” has the meaning set forth in Section 4.2(a)(ii).

          1.82          “Proceeding” means any action, suit, claim, complaint, investigation, litigation, audit, proceeding or arbitration by or before any Person.

          1.83           “Products” means: (i) all products and service offerings developed, marketed, distributed or in any way commercially exploited by Seller (including products and services under development) in connection with the Business, including, without limitation, all versions of Seller’s reading assistant products (including the Soliloquy Reading Assistant product line and any other product marketed under the Soliloquy brand name); (ii) all versions of any of the foregoing, including prior releases, alpha and beta test versions, new versions or portions thereof currently under development; (iii) all Derivative Works of any of the foregoing; and (iv) all documentation and training materials used with or necessary for use or operation of any of the foregoing; provided that none of the Readio assets listed on Schedule 2.2 shall be deemed Products for purposes of this Agreement.

          1.84          “Proprietary Rights” means all categories of trade secrets, know-how, inventions, invention disclosures (whether or not patentable and whether or not reduced to practice), inventor rights, reports, discoveries, developments, research and test data, blueprints, technology, ideas, compositions, quality records, engineering notebooks, models, processes, procedures, prototypes, patent records, manufacturing and product procedures and techniques, troubleshooting procedures, failure/defect analysis data, drawings, specifications, designs, ingredient or component lists, formulae, plans, proposals, technical data, copyrightable works, financial, marketing, customer and business data, pricing and cost information, business and marketing plans, selling information, marketing information, customer and supplier lists and information, and all other confidential and proprietary information.

          1.85          “PTO” means the United States Patent and Trademark Office.

          1.86          “Purchase Price” has the meaning set forth in Section 4.1.

          1.87          “Purchased Assets” has the meaning set forth in Section 2.1.

          1.88          “Readio” means Readio Network LLC, its subsidiaries, and any other entity which operates the Readio Business.

          1.89          “Readio Business” means the prospective business of developing, marketing and selling to consumers, under the Readio or Readio Network brand names (or any other brand name other than Soliloquy) a predominantly web-based service that (a) listens to children reading physical books and provides feedback and/or (b) plays back to children audio recordings of books (recorded either by Readio (or on its behalf) or by a consumer for a particular child or children). For purposes of clarification, the Soliloquy Reading Assistant product line shall be expressly excluded from the Readio Business.

          1.90          “Real Property” means real property together with all easements, licenses, interests and all of the rights arising out of the ownership thereof or appurtenant thereto and together with all buildings, structures, facilities, fixtures and other improvements thereon.

          1.91          “Registered Intellectual Property” means United States, international and foreign: (i) Patents and Patent applications (including provisional applications); (ii) registered Trademarks and applications for Trademarks, including intent-to-use applications, and other registrations or applications related to

Trademarks; (iii) registered Copyrights and applications for Copyrights; (iv) Internet Property registrations; and (v) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any Governmental Entity.

          1.92          “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, dumping, discharge, dispersal, leaching, escaping, emanation or migration of any Hazardous Material in, into or onto the environment.

          1.93          “Retained Liabilities” has the meaning set forth in Section 2.4.

          1.94          “Seller” has the meaning set forth in the preamble.

          1.95          “Seller Indemnified Parties” has the meaning set forth in Section 9.2(c).

          1.96          “Seller Note” means that certain promissory note in the aggregate principal amount of One Million Dollars ($1,000,000) issued by Seller to Buyer on December 12, 2007.

          1.97          “Seller Note Satisfaction Amount” means the aggregate amount of principal and accrued interest outstanding and due and payable by Seller to Buyer as of the Closing pursuant to the Seller Note.

          1.98          “Seller 401(k) Plan” means Seller’s defined contribution plan that is intended to qualify under sections 401(a) and 401(k) of the Code.

          1.99          “Shortfall Amount” has the meaning set forth in Section 4.2(c)(i)(B)

          1.100          “Software” means computer software and code, including assemblers, applets, compilers, Source Code, Object Code, data (including image and sound data), development tools, design tools and user interfaces, in any form or format, however fixed. Software shall include Source Code listings and documentation.

          1.101           “Source Code” means computer software and code, in form other than Object Code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

          1.102          “SpeaKESL” means SpeakESL, Inc., a Delaware corporation.

          1.103          “Sufficient Accounting Assistance” shall mean (i) the reasonably diligent work and assistance by Judi Gale to prepare unaudited financial statements of the Business as of and for the year ended December 31, 2006 in accordance with GAAP for such number of hours per business day, except as provided below not to exceed six (6) hours per business day, as is requested by Accounting Management Solutions, Inc. (“AMS”) or Buyer, provided that such number of hours as would otherwise be required to be worked on any Friday which is a business day may, in lieu of performing such work on such Friday, be worked (in the aggregate) during the two days preceding and/or following such Friday, and (ii) the provision of such documentation as is reasonably requested by AMS or Buyer to support such financial statements.

          1.104          “Tax” or “Taxes” (and, with correlative meanings “Taxable” or “Taxing”) mean (a) all U.S. federal, state, local, provincial, foreign or other taxes, customs, tariffs, imposts, levies, duties, government fees or other like assessments or charges of any kind, including all income, franchise, sales, use, ad valorem, transfer, license, recording, employment (including federal and state income tax withholding, backup withholding, FICA, FUTA or other payroll taxes), environmental, excise, severance, stamp, occupation, premium, prohibited transaction, property, value-added, net worth, or any other taxes and any interest, penalties and additions imposed with respect to such amounts or (b) any Liability to pay or reimburse any amounts of the type described in the preceding clause (a) as a result of being party to any agreement to indemnify any Person or share responsibility with any Person with respect to such amounts, being a successor or transferee of any Person, or being a member of an affiliated, consolidated, combined, unitary, or other group.

          1.105          “Tax Return” means all U.S. federal, state, local, provincial and foreign returns, declarations, claims for refunds, forms, statements, reports, schedules, information returns or similar statements or documents, and any amendments thereof (including, without limitation, any related or supporting information or schedule attached thereto) required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax or Taxes.

          1.106          “Taxing Authority” means any Governmental Entity or subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

          1.107          “Technology” means technology, technical and business information and all tangible embodiments of Intellectual Property Rights, including Software, Development Tools, systems, files, records, databases, drawings, artwork, designs, displays, audio-visual works, devices, hardware, apparatuses, documentation, manuals, specifications, flow charts, web pages, customer lists, electronic and other data, and other tangible embodiments of, or materials describing or disclosing, technical or business data, concepts, know-how, show-how, techniques, Trade Secrets, inventions (whether patentable or unpatentable), algorithms, formulae, processes, routines, databases, works of authorship and the like.

          1.108          “Third-Party Claim” has the meaning set forth in Section 9.5(a).

          1.109          “Third Party Technology” means any Technology or Intellectual Property Rights not owned by Seller or Buyer, including Technology or Intellectual Property Rights owned by a third party or in the public domain, including (to the extent not owned by Seller or Buyer) any Open Source Materials or any modification or Derivative Work thereof, including any version of any Software licensed pursuant to any version of the GNU general public license or GNU limited general public license.

          1.110          “Third Party Technology Contracts” means all of the Contracts pursuant to which Seller acquired access or rights to any Third Party Technology.

          1.111          “Transaction Documents” means (a) this Agreement, (b) the Ancillary Agreements and (c) all other agreements, certificates and instruments to be executed or delivered by any of the parties hereto or their respective Affiliates at or prior to the Closing pursuant to this Agreement or any of the Ancillary Agreements.

          1.112          “Transactions” means the transactions contemplated by the Transaction Documents.

          1.113          “Transfer Taxes” has the meaning set forth in Section 4.3(a).

          1.114          “Transferred Employees” has the meaning set forth in Section 7.5(a).

          1.115          “Transferred Intellectual Property Rights” means all Intellectual Property Rights owned by Seller pertaining to the Business including: (i) Intellectual Property Rights embodied by, or which would be infringed by the making, using, offering for sale, selling, importing, copying, modifying, distributing or other commercial exploitation of, the Products, the Transferred Technology or operation of the Business as currently conducted; (ii) the Transferred Trademarks; (iii) all Internet Properties other than the Internet Properties set forth on Schedule 2.2; (iv) Intellectual Property Rights used in or necessary for or that would be infringed by, the operation of the Business as currently conducted; and (v) the Transferred Registered Intellectual Property, but excluding all Intellectual Property Rights set forth on Schedule 2.2.

          1.116          “Transferred Registered Intellectual Property” ” means all Registered Intellectual Property owned by Seller, or filed or registered in the name of Seller, other than the Registered Intellectual Property that is set forth on Schedule 2.2.

          1.117          “Transferred Technology” means all Technology owned by Seller other than the Technology set forth on Schedule 2.2, including all Technology listed on Schedule 5.11(b) of the Disclosure Schedule. To the extent that any Software constitutes Transferred Technology, all versions and releases of such Software, and Software from which such Software was derived, in both Source Code and Object Code form, shall be included as Transferred Technology.

          1.118          “Transferred Trademarks” means all registered and common law Trademarks owned by Seller in any jurisdiction in the world other than those Trademarks set forth on Schedule 2.2, including all Trademarks of Seller associated with the Products or used in the conduct of the Business, including the Product names and the Trademarks listed on Schedule 5.11(b) of the Disclosure Schedule.

          1.119          “Vacation Policy” has the meaning set forth in Section 7.5(f).

          1.120          “WARN Act” means the Workers Adjustment, Retraining and Notification Act, 29 U.S.C. §2101, et. seq.

          1.121          “Welfare Plan” means each “employee welfare Employee Plan” (within the meaning of Section 3(1) of ERISA).

          1.122          “Working Capital” means, as of immediately prior to the Closing, an amount equal to (x) the sum of all current assets included in the Purchased Assets (including but not limited to Business Accounts Receivable and Business Prepaid Expenses), minus (y) the sum of all current liabilities included in the Assumed Liabilities (including but not limited to accounts payable related to the Business, accrued but unpaid employee compensation expense related to Transferred Employees, accrued but unpaid liabilities related to the Business and Deferred Services Revenue, but excluding Deferred Non-Services Revenue). An illustrative calculation of Working Capital based on a balance sheet date prior to the Closing is attached hereto as Schedule 1.122.

ARTICLE II

PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES

          2.1 Sale and Transfer of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all right, title and interest in and to all of the assets, rights and properties of Seller other than the Excluded Assets, including all of the assets, rights and properties of Seller required for, used in, held for use in or otherwise constituting the Business and all embodiments thereof, free and clear of any and all Liens except Permitted Liens (collectively, the “Purchased Assets”), including, but not limited to, the following:

                  (a)          the Customer accounts, the Customer Information and the goodwill relating thereto;

                  (b)          the Products;

                  (c)          all brochures, user manuals, graphics, and artwork (in each case, in paper and electronic format) and UPC codes relating to the Products, if any;

                  (d)          all Business Accounts Receivable;

                  (e)          the Transferred Intellectual Property Rights (including all goodwill of the Business appurtenant to the Transferred Trademarks);

                  (f)         the Transferred Technology;

                  (g)          all Business Tangible Property;

                  (h)          subject to Sections 7.7(b) and 7.7(c), all rights of Seller under the Assumed Contracts;

                  (i)          the Books and Records, provided that Seller shall be entitled to retain a copy thereof as may be reasonably needed to (1) satisfy its obligations hereunder or (2) in connection with the preparation and filing of Tax Returns and other accounting-related matters;

                  (j)          the Business Leasehold Property;

                  (k)         the Business Governmental Authorizations; and

                  (l)          all claims, demands, refunds, rebates, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment related to the Business, the Purchased Assets or the Assumed Liabilities, including (i) rights under or pursuant to all warranties, representations and guarantees made by suppliers or service providers in connection with the Business, the Purchased Assets or the Assumed Liabilities, (ii) proceeds from insurance policies that relate to the Business, the Purchased Assets or the Assumed Liabilities and (iii) for the breach, infringement or misappropriation, as the case may be, of any of the foregoing.

          2.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets and shall remain the property of Seller after the Closing:

                  (a)          all cash and cash equivalents, including bank accounts of Seller;

                  (b)          all assets of Seller that relate solely to Seller’s Readio Business and all assets of Seller that relate to Seller’s Readio Business that are set forth on Schedule 2.2;

                  (c)          all insurance policies (except to the extent specified in Section 2.1(l));

                  (d)          all Contracts, other than the Assumed Contracts (the “Excluded Contracts”);

                  (e)          all claims, demands, deposits, refunds, rebates, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment to the extent relating to any of the Excluded Assets or Retained Liabilities;

                  (f)          the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, shares of capital stock, blank stock certificates, and other documents relating to the organization, maintenance and existence of Seller as a corporation;

                  (g)          all personnel records and other records that Seller is required by Law to retain in its possession or is not permitted under Law to provide to Buyer, provided that Seller shall provide copies of any portions of such retained information that relate to (i) the Business, (ii) the Purchased Assets or (iii) the Transferred Employees, except to the extent prohibited by Law;

                  (h)         all rights in connection with, and assets of, any Employee Plan (except to the extent specified in Section 7.5); and

                  (i)          all rights of Seller under this Agreement or any other Transaction Document.

          2.3 Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall assign to Buyer, and Buyer shall assume and thereafter pay, perform and discharge when due, only the following Liabilities (the “Assumed Liabilities”):

                  (a)          all Liabilities of Seller arising under the Assumed Contracts (subject to Section 7.7(b) and Section 7.7(c)) and Business Governmental Authorizations, whether the events or circumstances giving rise to such Liabilities occurred prior to or after the Closing (but excluding the Liabilities described in Section 2.4(g))

                  (b)          all known Liabilities related to the Business that are reflected on the Seller Balance Sheet, other than the Liabilities referenced in Section 2.4(a) through (g); and

                  (c)          the Liabilities set forth on Schedule 2.3(c).

          2.4 Liabilities Not Assumed. Notwithstanding anything in Section 2.3 to the contrary, Seller and Buyer hereby expressly acknowledge and agree that the Assumed Liabilities shall not include, Seller shall not assign to Buyer pursuant to this Agreement, and Buyer shall not accept or assume or be obligated to pay, perform or otherwise discharge pursuant to this Agreement, any Liability of Seller other than the Assumed Liabilities (collectively, the “Retained Liabilities”). For the avoidance of doubt, the term “Retained Liabilities” means any and all Liabilities of Seller that do not constitute Assumed Liabilities. Seller shall remain responsible for the Retained Liabilities, which shall be paid, performed and discharged by Seller. Without limiting the foregoing, Retained Liabilities shall mean every Liability of Seller, other than Assumed Liabilities, including:

                    (a)          any Liability of Seller for Taxes, including any Liability for Taxes relating to the Business or the Purchased Assets for any taxable period or portion thereof ending on or before the Closing Date;

                    (b)          any Liability relating to, arising out of, or incurred in connection with, the Excluded Assets;

                    (c)          any Liability with respect to any Employee Plan, including all Liabilities (i) under any Employee Plan of Seller or an ERISA Affiliate with respect to individuals who are current or former employees of Seller or an ERISA Affiliate, (ii) except as set forth in Section 7.5(b) and (e), relating to, arising out of or in connection with the cessation of employment of any current or former employee of Seller on or before the Closing, (iii) relating to, arising out of or in connection with any employee grievance against Seller whether or not the affected employees are hired by Buyer, to the extent a claim with respect to a Liability relates to the period prior to the Closing, (iv) relating to payroll, vacation, and sick pay for any current or former employee of Seller, (v) with respect to any actual or alleged Contracts regarding stock options, equity, or equity based compensation, of Seller, or (vi) under the WARN Act or any similar state or local Law from any “Employment Loss” as defined in 29 U.S.C. sect. 2101(a)(6), to the extent relating to any event or occurrence happening or existing on or prior to the Closing Date;

                    (d)          any indebtedness for borrowed money outstanding immediately prior to Closing;

                    (e)          any Liability of Seller under any Contracts other than Assumed Contracts

                    (f)          any Liability of Seller for costs and expenses incurred by Seller or its Affiliates in connection with the Transactions;

                    (g)          any Liability of Seller for the outstanding credit balance under Seller’s agreement with Pearson Education, Inc.;

                    (h)          any Liability of Seller under the Transaction Documents;

                    (i)          any Liability arising out of the ownership of the Purchased Assets or the conduct of the Business by Seller prior to the Closing Date (except for the Assumed Liabilities); and

                    (j)          any Liability related to Seller’s acts or omissions occurring after the Closing Date.

          2.5           Further Assurances

                          (a)          From time to time following the Closing through April 30, 2009, Seller shall, or shall cause its Affiliates to, make available to Buyer such data in personnel records of Transferred Employees as are in Seller’s or Seller’s Affiliates’ possession and reasonably necessary for Buyer to transition such employees into Buyer’s records and otherwise comply with its obligations hereunder.

                          (b)          From time to time following the Closing through April 30, 2009, Seller and Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to fully and effectively transfer, assign and convey unto Buyer and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer under the Transaction Documents and to fully and effectively assign unto Buyer and its Affiliates and their successors and assigns, the Liabilities intended to be assumed by Buyer under this Agreement and the Ancillary Agreements, and to otherwise make effective the Transactions and to confirm Buyer’s title to or interest in the Purchased Assets, to put Buyer in actual possession and operating control thereof and to assist Buyer in exercising all rights with respect thereto, including (i) transferring back to Seller any asset or Liability not contemplated by this Agreement to be a Purchased Asset or an Assumed Liability (including, without limitation, any Excluded Asset), respectively, which asset or Liability was transferred to Buyer at the Closing, and (ii) transferring to Buyer any asset or Liability contemplated by this Agreement to be a Purchased Asset or an Assumed Liability, respectively, which was not transferred to Buyer at the Closing.

                          (c)          For purposes of consummating the Transactions, the parties acknowledge and agree that Buyer may substitute one or more of its Affiliates, subsidiaries, assignees, designees or nominees, in whole or in part, in place of itself, for performance to and by Buyer under the Transaction Documents; provided, however, that (i) in the event of such substitution, such Affiliates, subsidiaries, assignees, designees or nominees shall be obligated under the terms hereof and under the terms of the Ancillary Agreements, as the case may be, to the extent of such assignment, designation or nomination and (ii) Buyer shall remain liable to Seller as the primary obligor for all of its obligations under the terms hereof and the terms of the Ancillary Agreements.

ARTICLE III

CLOSING

          3.1 Closing. The closing hereunder (the “Closing”) shall take place at 10:00 a.m., local time, at the offices of Wilson Sonsini Goodrich & Rosati, Palo Alto, California, on the later of (i) January 4, 2008 and (ii) three Business Days after satisfaction or waiver of all of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other date, place or time as the parties hereto may mutually agree upon (such date of the Closing, the “Closing Date”).

          3.2 Payment of Purchase Price; Instruments of Conveyance and Transfer.

                    (a)          At the Closing, Buyer shall deliver to Seller an amount equal to the amount specified in Section 4.1(b) and shall deposit with the Escrow Agent the Escrow Amount. Buyer shall also execute and deliver to Seller the following:

                                  (i)          the Assignment and Assumption Agreement;

                                  (ii)         the Bill of Sale;

                                  (iii)        the Non-Competition Agreement;

                                  (iv)        the Lease Assignment;

                                  (v)         the License Agreement;

                                  (vi)        the Escrow Agreement;

                                  (vii)       evidence of cancellation of the Seller Note; and

                                  (viii)      such other instruments, documents and officer’s and secretary’s certificates referred to in Section 8.2 or as shall be reasonably requested by Seller in connection with the consummation of the Transactions.

                    (b)          At the Closing, Seller shall execute, as applicable, and deliver to Buyer the following:

                                     (i)       the Bill of Sale and Assignment and Assumption Agreement;

                                     (ii)      the Non-Competition Agreement duly executed by each of Mr. Costello, Readio and SpeaKESL, respectively;

                                    (iii)      the Lease Assignment (also executed by the landlord and any applicable sub-landlords of the Business Leasehold Property);

                                    (iv)      the License Agreement;

                                    (v)       the Escrow Agreement;

                                    (vi)      a FIRPTA certificate reasonably acceptable to Buyer for purposes of satisfying Buyer’s obligations under Treasury Regulation Section 1.1445-2(c)(3);

                                    (vii)     any Lien Releases;

                                    (viii)    all consents, waivers or approvals theretofore obtained by Seller with respect to the sale of the Purchased Assets, the assignment of the Assumed Liabilities or the consummation of the Transactions; and

                                    (ix)      such other instruments, documents and officer’s and secretary’s certificates referred to in Section 8.1 or as shall be reasonably requested by Buyer in connection with the consummation of the Transactions.

          3.3 Transfer of Product Software Copyrights. For each work of authorship included in the Purchased Assets for which Seller has filed a copyright registration with the United States Copyright Office, Seller shall deliver to Buyer at Closing such copyright registration and an assignment in form reasonably acceptable to Buyer to record the transfer of such copyright to Buyer in the United States Copyright Office. If Seller has not registered the copyright in a Product prior to the Closing Date, Seller shall deliver to Buyer at the Closing an application, in a form reasonably acceptable to Buyer, to register such copyright in each Product with the United States Copyright Office and an assignment in form reasonably acceptable to Buyer to record the transfer of such copyright to Buyer in the United States Copyright Office. Each such application shall include the required extracts of the Product for such application and shall specify Buyer (or such other entity designated by Buyer in writing prior to Closing in its sole discretion) as the owner by assignment of such copyright.

          3.4 Transfer of Patent Rights. For each of Seller’s Patents included in the Purchased Assets, Seller shall deliver to Buyer at Closing an assignment in form reasonably acceptable to Buyer to evidence the transfer of such Patents to Buyer. Such assignment shall specify Buyer (or such other entity designated by Buyer in writing prior to Closing in its sole discretion) as the owner by assignment of such Patents.

          3.5 Transfer of Trademarks. For each of Seller’s Trademarks included in the Purchased Assets, Seller shall deliver to Buyer at Closing an assignment in form reasonably acceptable to Buyer to evidence the transfer of such Trademarks to Buyer. Such assignment shall specify Buyer (or such other entity designated by Buyer in writing prior to Closing in its sole discretion) as the owner by assignment of such Trademarks.

          3.6 Transfer of Internet Properties. For each of Seller’s Internet Properties included in the Purchased Assets, Seller shall deliver to Buyer at Closing a registration transfer in form reasonably acceptable to Buyer to evidence the transfer of such Internet Properties to Buyer. Such registration transfer shall specify Buyer (or such other entity designated by Buyer in writing prior to Closing in its sole discretion) as the sole registrant of such Internet Properties.

ARTICLE IV

PURCHASE PRICE

          4.1 Purchase Price. The purchase price for the Purchased Assets is (a) the assumption of the Assumed Liabilities, plus (b) Ten Million Seven Hundred Thousand Dollars ($10,700,000) in cash, as adjusted pursuant to Section 4.2 below (the “Purchase Price”). At the Closing Buyer shall (a) pay Seller, by wire transfer of immediately available funds to a bank account designated in writing by Seller, an aggregate amount equal to the Preliminary Adjusted Closing Purchase Price, minus the Escrow Amount, minus the Seller Note Satisfaction Amount, and (b) deposit with the Escrow Agent the Escrow Amount.

          4.2 Determination of Final Adjusted Purchase Price.

                      (a)          Preliminary Adjusted Closing Purchase Price.

                              (i)          Prior to the Closing Date, Seller shall deliver to Buyer (A) a statement (the “Seller’s Closing Working Capital Statement”) estimating Seller’s Working Capital as of the Closing Date (“Closing Working Capital”), and (B) Seller’s calculation of the Preliminary Adjusted Closing Purchase Price (as defined below) based upon Seller’s Closing Working Capital Statement. Seller’s Closing Working Capital Statement (x) shall be prepared in accordance with the accounting policies, practices and procedures used to prepare the Seller Financial Statements, and (y) shall fairly and accurately present Seller’s good faith best estimate (based on reasonable assumptions) of Closing Working Capital.

                              (ii)          In the event that Buyer shall not dispute any items or amounts in Seller’s Closing Working Capital Statement prior to the Closing, “Preliminary Closing Working Capital” shall be determined based upon the Closing Working Capital set forth in Seller’s Closing Working Capital Statement.

                              (iii)          In the event that Buyer shall disagree with any item(s) or amount(s) set forth in Seller’s Closing Working Capital Statement prior to the Closing, Buyer may deliver a written notice of such disagreement (a “Pre-Closing Notice of Dispute”) setting forth, in reasonable detail and to the extent practicable, (A) each item or amount so disputed by Buyer, (B) Buyer’s calculation of each such item or amount, (C) Buyer’s good faith best estimate of Closing Working Capital based on Buyer’s calculation of each such disputed item or amount, and (D) Buyer’s calculation of the Preliminary Adjusted Closing Purchase Price (as defined below) based on Buyer’s good faith best estimate of Closing Working Capital. In the event that Buyer shall deliver to Seller a Pre-Closing Notice of Dispute pursuant to this Section 4.2(a)(iii), Buyer and Seller shall, prior to the Closing Date, use their respective commercially reasonable best efforts to reach agreement on the disputed item(s) or amount(s) set forth therein in order to determine the Preliminary Adjusted Closing Purchase Price.

                              (iv)          In the event that Buyer and Seller shall reach agreement, prior to the Closing, on all disputed items and amounts set forth in a Pre-Closing Notice of Dispute delivered by Buyer pursuant to Section 4.2(a)(iii) hereof, then:

                                        (A)          Buyer and Seller shall execute a memorandum setting forth (1) the resolved item(s) and/or amount(s), and (B) Closing Working Capital, as calculated based on the resolved item(s) and amount(s); and

                                        (B)          “Preliminary Closing Working Capital” shall be determined based upon the Closing Working Capital, as so agreed by Buyer and Seller.

                              (v)          In the event that Buyer and Seller are unable to reach agreement, prior to the Closing, on all of the disputed item(s) or amount(s) set forth in a Pre-Closing Notice of Dispute delivered by Buyer pursuant to Section 4.2(a)(iii) hereof, then:

                                        (A)          if applicable, Buyer and Seller shall execute a memorandum setting forth (1) the resolved item(s) and/or amount(s), if any, and (2) the item(s) or amount(s) that remain in dispute following such negotiations; and

                                        (B)          “Preliminary Closing Working Capital” shall be determined based upon: (1) Seller’s good faith best estimate of Closing Working Capital, as set forth in Seller’s Closing Working Capital Statement, in respect of each item and amount that is not disputed by Buyer in a Pre-Closing Notice of Dispute delivered by Buyer pursuant to Section 4.2(a)(iii) hereof, (2) the agreement of Buyer and Seller in respect of any disputed items or amounts, as set forth in the memorandum delivered by Buyer and

Seller pursuant to clause (A) of Section 4.2(a)(iv) hereof, in respect of each item and amount that is agreed upon by Buyer and Seller prior to the Closing following Buyer’s valid delivery of a Pre-Closing Notice of Dispute pursuant to Section 4.2(a)(iii) hereof; and (3) Buyer’s good faith best estimate of Closing Working Capital, as set forth in a Pre-Closing Notice of Dispute delivered by Buyer pursuant to Section 4.2(a)(iii), in respect of all items and amounts set forth in Seller’s Closing Working Capital Statement that are not agreed upon by Buyer and Seller prior to the Closing following Buyer’s valid delivery of a Pre-Closing Notice of Dispute pursuant to Section 4.2(a)(iii) hereof.

                              (vi)          On the basis of the foregoing, for all purposes of and under this Agreement, “Preliminary Adjusted Closing Purchase Price” shall mean (i) the Purchase Price (ii) either minus (x) the amount, if any, by which Zero Dollars ($0) exceeds Preliminary Closing Working Capital, or plus (y) the amount, if any, by which Preliminary Closing Working Capital exceeds Zero Dollars ($0) (it being understood and agreed that if Preliminary Closing Working Capital shall equal Zero Dollars ($0), then the Preliminary Adjusted Closing Purchase Price shall equal the Purchase Price).

                    (b)     Final Adjusted Closing Purchase Price.

                              (i)          In the event that Buyer shall have delivered a Pre-Closing Notice of Dispute pursuant to Section 4.2(a) hereof, Buyer shall, within seventy-five (75) calendar days following the Closing Date, prepare (or cause to be prepared) and deliver to Seller (A) a statement (“Buyer’s Closing Working Capital Statement”) of Closing Working Capital, and (B) Buyer’s calculation of the Final Adjusted Closing Purchase Price (as defined below) based upon Buyer’s Closing Working Capital Statement. Buyer’s Closing Working Capital Statement (x) shall be prepared in accordance with GAAP applied consistently (to the extent consistent with GAAP) with respect to the accounting policies, practices and procedures used to prepare the Seller Financial Statements and Seller’s Closing Working Capital Statement and (y) shall fairly and accurately present Buyer’s good faith best estimate (based on reasonable assumptions) of Closing Working Capital. In the event that Buyer shall not have delivered a Pre-Closing Notice of Dispute pursuant to Section 4.2(a) hereof, Buyer shall nonetheless have the right and option (exercisable in its sole and absolute discretion), to deliver to Seller Buyer’s Closing Working Capital Statement in accordance with the foregoing.

                              (ii)          In the event that Buyer is not required, and does not elect, to deliver Buyer’s Closing Working Capital Statement pursuant to this Section 4.2(b), for all purposes of and under this Agreement, “Final Closing Working Capital” shall be deemed to equal the Preliminary Closing Working Capital set forth in the Preliminary Working Capital Statement.

                              (iii)          In the event that Seller shall disagree with any item(s) or amount(s) set forth in Buyer’s Closing Working Capital Statement within thirty (30) calendar days following its receipt of Buyer’s Closing Working Capital Statement, Seller may deliver a written notice of such disagreement (a “Post-Closing Notice of Dispute”) setting forth, in reasonable detail and to the extent practicable, (A) each item or amount so disputed by Seller, (B) Seller’s calculation of each such item or amount, (C) Seller’s good faith best estimate of Closing Working Capital based on Seller’s calculation of each such disputed item or amount, and (D) Seller’s calculation of the Final Adjusted Closing Purchase Price (as defined below) based on Seller’s good faith best estimate of Closing Working Capital. Seller shall be deemed to have irrevocably consented and agreed to each item and amount set forth in Buyer’s Closing Working Capital Statement if Seller shall fail to timely deliver a Post-Closing Notice of Dispute, pursuant to this Section 4.2(b)(iii) prior to the expiration of the foregoing thirty (30) calendar day period. In the event that Seller shall timely deliver to Buyer a Post-Closing Notice of Dispute pursuant to this Section 4.2(b)(iii), Buyer may (in its sole and absolute discretion) either: (1) elect to negotiate any disputed item(s) and amount(s) in order to determine the

Final Adjusted Closing Purchase Price, or (2) refer within ten (10) business days after receipt of the Post-Closing Notice from Seller any disputed item(s) and amount(s) to the Neutral Accounting Firm pursuant to Section 4.2(b)(v)(B) hereof for resolution in accordance with the terms and conditions thereof.

                              (iv)          In the event that Buyer and Seller shall reach agreement, within thirty (30) calendar days following Buyer’s receipt of a Post-Closing Notice of Dispute timely delivered by Seller pursuant to Section 4.2(b)(iii) hereof, on all disputed items and amounts set forth therein, then:

                                              (A)          Buyer and Seller shall execute a memorandum setting forth (1) the resolved item(s) and/or amount(s), and (2) Closing Working Capital, as calculated based on the resolved item(s) and amount(s); and

                                              (B)          “Final Closing Working Capital” shall be determined based upon the Closing Working Capital, as so agreed by Buyer and Seller.

                              (v)           In the event that Buyer and Seller are unable to reach agreement, within thirty (30) calendar days following Buyer’s receipt of a Post-Closing Notice of Dispute timely delivered by Seller pursuant to Section 4.2(b)(iii) hereof, on all of the disputed item(s) or amount(s) set forth therein, then:

                                              (A)          if applicable, Buyer and Seller shall execute a memorandum setting forth (1) the resolved item(s) and/or amount(s), if any, and (2) the item(s) or amount(s) that remain in dispute following such negotiations;

                                              (B)          Buyer and Seller shall, within ten (10) business days after expiration of the thirty-calendar day negotiation period, submit all remaining disputed item(s) and amount(s) to a Neutral Accounting Firm for resolution in accordance with the terms and conditions hereof. Each of the parties to this Agreement shall, and shall cause their respective Affiliates and representatives to, provide full cooperation to the Neutral Accounting Firm. The Neutral Accounting Firm shall (1) act in its capacity as an expert and not as an arbitrator, (2) consider only those items and amounts as to which there is a dispute between Buyer and Seller, and (3) be instructed to reach its conclusions regarding any such dispute within thirty (30) calendar days after its appointment and provide a written explanation of its decision. In the event that Buyer and Seller submit any disputed item(s) or amount(s) to a Neutral Accounting Firm pursuant to this Section 4.2(b)(v) each such party may submit a “position paper” to the Neutral Accounting Firm setting forth the position of such party with respect to any such disputed item or amount, which shall be considered by such Neutral Accounting Firm as it deems appropriate. Fifty percent (50%) of any expenses relating to the engagement of the Neutral Accounting Firm (the “Neutral Accounting Firm Expenses”) shall be paid by Buyer and fifty percent (50%) of such expenses shall be paid by Seller. The Neutral Accounting Firm shall determine all disputed item(s) and amount(s) and its decision in respect thereof shall be final and binding upon Buyer and Seller; and

                                              (C)          “Final Closing Working Capital” shall be determined based upon: (1) the agreement of Buyer and Seller in respect of any disputed items or amounts, as set forth in the memorandum delivered by Buyer and Seller pursuant to clause (A) of this Section 4.2(b)(v)hereof, in respect of each item and amount that is agreed upon by Buyer and Seller prior to the expiration of the applicable thirty calendar day period set forth in Section 4.2(b)(iii) hereof; and (2) the resolution of any disputed items or amounts resolved by the Neutral Accounting Firm pursuant to clause (B) of this Section 4.2(b)(v).

                              (vi)          On the basis of the foregoing, for all purposes of and under this Agreement, “Final Adjusted Closing Purchase Price” shall mean (i) the Purchase Price, (ii) either minus (x) the amount, if any, by which Zero Dollars ($0) exceeds Final Closing Working Capital, or plus (y) the amount, if any, by which Final Closing Working Capital exceeds Zero Dollars ($0) (it being understood and agreed that if Final Closing Working Capital shall equal Zero Dollars ($0), then the Final Adjusted Closing Purchase Price shall equal the Purchase Price).

                    (c)      Post-Closing Payments.

                              (i)           As soon as practicable following the determination of the Final Adjusted Closing Purchase Price pursuant to Section 4.2(b) hereof (but in no event more than five (5) business days thereafter), the following shall occur:

                                              (A)          in the event that the Final Adjusted Closing Purchase Price is equal to the Preliminary Adjusted Closing Purchase Price, there shall be no adjustment to the amount paid to Seller at the Closing;

                                              (B)          in the event that the Final Adjusted Closing Purchase Price is less than Preliminary Adjusted Closing Purchase Price (the “Shortfall Amount”), Buyer and Seller shall, in accordance with the terms of the Escrow Agreement, instruct the Escrow Agent to release to Buyer from the Escrow Amount an amount equal to the Shortfall Amount;

                                              (C)          in the event that the Final Adjusted Closing Purchase Price exceeds the Preliminary Adjusted Closing Purchase Price (the “Excess Amount”), Buyer shall pay to Seller an amount equal to the Excess Amount; and

                                              (D)          Buyer shall pay to Seller the Delayed Closing Payment, if any, as provided in Section 4.4.

          4.3 Allocations; Taxes.

                    (a)          Within 90 days after the Closing, Buyer shall provide to Seller copies of a schedule allocating the consideration (within the meaning of Section 1060 of the Code) paid by Buyer among the Purchased Assets (the “Allocation Schedule”). Within 15 days after its receipt of such Allocation Schedule, Seller shall propose to Buyer any reasonable changes to such Allocation Schedule or shall indicate its concurrence therewith, which concurrence shall not be unreasonably withheld, conditioned or delayed. The failure by Seller to propose any such change or to indicate its concurrence within such 15 days shall be deemed to be an indication of its concurrence with such Allocation Schedule. Any disputes with respect to the items on the Allocation Schedule that Buyer and Seller, acting in good faith, are unable to resolve within 15 days after Buyer’s receipt of Seller’s proposed changes shall be resolved by the Accounting Arbitrator. The parties to this Agreement shall be bound by the decision rendered by the Accounting Arbitrator, which decision must be rendered within 30 days after receipt of the matter.

                    (b)          Each of the parties hereto shall not, and shall not permit any of its Affiliates to, take a position (except as required pursuant to a final determination within the meaning of Section 1313 of the Code) on any Tax Return, or before any Taxing Authority or in any judicial proceeding to the extent Tax issues are raised, that is in any way inconsistent with the allocation of the consideration among the assets determined in accordance with the Allocation Schedule. Seller shall prepare (or cause to be prepared) at its own expense each Tax Return and report required to be filed by Seller after the date hereof for a Taxable period ending on or before the date hereof, provided, however, that Seller and Buyer shall cooperate in preparing Form 8594 relating to the purchase and sale of the Purchased Assets. All such Tax Returns and reports shall be prepared in a manner that is consistent with the Allocation Schedule.

                    (c)          Buyer shall bear, and to the extent permitted by law shall pay, any and all sales, transfer, documentary, stamp, use, excise, recording and similar Taxes incurred in connection with the purchase and sale of the Purchased Assets (“Transfer Taxes”), and Buyer shall reimburse Seller for any Transfer Taxes paid by Seller within 14 days of Seller’s written request.

          4.4 Delayed Closing Payment. If on January 4, 2008 or any date thereafter (such date, the “Delayed Closing Date”) (i) the conditions to the obligations of Buyer set forth in (x) Sections 8.1(a) through (j) and (l) have been satisfied and (y) Section 8.1(k) has either been satisfied or, if not satisfied as of such Delayed Closing Date, Seller shall have provided Sufficient Accounting Assistance from the date of this Agreement through such Delayed Closing Date, and (ii) the Closing shall not have occurred on such Delayed Closing Date, then Buyer shall be obligated to pay to Seller the Delayed Closing Payment.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

          Except as specifically set forth on the disclosure schedule attached hereto as Exhibit E (the “Disclosure Schedule”), Seller hereby represents and warrants to Buyer that the statements contained in this Article V are true, correct and complete as of the date of this Agreement and will be true, correct and complete through the Closing Date, as if made on that date, except for those representations and warranties that refer to facts existing at a specific date, which shall be true, correct and complete as of such date. Any disclosure made in the Disclosure Schedule shall make explicit reference to the particular representation and warranty (or Section of a representation and warranty) as to which exception is taken, and to the extent that it is readily apparent on the face of such disclosure that such exception also applies to an additional representation and warranty (or Section of a representation and warranty), such exception thereto shall be deemed made by Seller:

          5.1 Organization, Power. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to own, operate or lease the Purchased Assets and to enter into the Transaction Documents and to consummate the Transactions. Seller is duly authorized to conduct business and is in good standing in each jurisdiction where such authorization is required to conduct the Business as presently conducted by it, except where the failure to be so authorized would not reasonably be expected to have a Business Material Adverse Effect. No Affiliate of Seller is engaged in the operation of the Business. Seller has no subsidiaries.

          5.2 Due Authorization. The execution and delivery by Seller of the Transaction Documents, the performance by it of its obligations thereunder, and the Transactions have been duly and validly authorized by all necessary corporate action on the part of Seller. Seller has all necessary right, power and authority to execute and deliver the Transaction Documents and to perform its obligations thereunder. This Agreement has been, and each of the other Transaction Documents, when executed, will be, duly executed and delivered by Seller and constitute valid and legally binding obligations of Seller enforceable in accordance with their respective terms, except as such enforceability may be subject to the rules of law governing specific performance, injunctive relief, or other equitable remedies.

          5.3 No Conflict; Third Party Consents. The execution and delivery of this Agreement does not, and the execution and delivery of the other Transaction Documents will not, and the consummation of the Transactions will not (a) violate or conflict with the provisions of the Certificate of Incorporation or Bylaws of Seller, (b) result in the imposition of any Lien (other than the rights of Buyer hereunder) upon any of the Purchased Assets, cause the acceleration, cancellation or material modification of any obligation under, create in any party the right to terminate, constitute a default or breach of, or violate or conflict with the terms, conditions or provisions of, or result in the loss of a material benefit under, any Contract to which Seller is a party or by which Seller or the Purchased Assets are bound, (c) result in a breach or violation by Seller of any of the terms, conditions or provisions of any Law, Governmental Authorization or Order or (d) cause Buyer to become subject to, or become liable for the payment of any Tax (other than Transfer Taxes). Except as set forth on Schedule and other than the filing requirements set forth in Section 5.4, Seller is not required to give any notice to any Person, and no consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution or delivery by Seller of this Agreement or any of the other Transaction Documents to which Seller is or is to become a party or the consummation of the Transactions.

          5.4 Governmental Authorizations. The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller and consummation of the Transactions by Seller will not require on the part of Seller, any Governmental Authorization or any filing with or notification to any Governmental Entity, except with respect to the Governmental Authorizations set forth on Schedule 1.17.

          5.5 Seller Financial Statements. Schedule 5.5 of the Disclosure Schedule sets forth Seller’s unaudited balance sheet as of November 30, 2007 (“Seller Balance Sheet”) and the related unaudited statements of income and cash flows for the eleven-month period then ended (together with the Seller Balance Sheet, the “Seller Financial Statements”). Except as set forth on Schedule 5.5, the Seller Financial Statements are true and correct in all material respects and have been prepared in accordance with GAAP consistent with Seller’s historical accounting policies and practices (except that the Seller Financial Statements do not contain footnotes and other presentation items that may be required by GAAP) and in good faith and based upon reasonable assumptions. The Seller Financial Statements present fairly the Seller’s financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Seller Balance Sheet to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. For purposes of this Agreement, November 30, 2007 shall be referred to as the “Balance Sheet Date”.

          5.6 No Undisclosed Liabilities. Except as set forth on Schedule 5.6, Seller has no Liabilities that are Assumed Liabilities other than (i) those set forth or accrued for in the Seller Balance Sheet; (ii) those incurred in the ordinary course of business since the Balance Sheet Date; and (iii) those incurred in the ordinary course of business on or prior to the Balance Sheet Date that are not required to be set forth in the Seller Balance Sheet under GAAP.

          5.7 Absence of Changes. Since the Balance Sheet Date, except as required pursuant to this Agreement or specifically requested in writing by Buyer, there has not been any Business Material Adverse Effect. Without limiting the foregoing, except as set forth on Schedule 5.7 or as consented to in writing by Buyer (and excluding the Transactions), since the Balance Sheet Date:

                    (a)          Seller has not, except in the ordinary course of business consistent with past practice, sold, leased, transferred, licensed, sublicensed, or assigned, or entered into a Contract to do any of the foregoing, with respect to any of the Purchased Assets;

                    (b)          Seller has not, except in the ordinary course of business consistent with past practice, entered into any Contract related to the Purchased Assets or the Assumed Liabilities or agreed to or suffered any termination, modification, amendment or extension of or waiver of any rights under any Contract related to the Purchased Assets or the Assumed Liabilities requiring or likely to require payments to or from Seller;

                    (c)          Seller has not, except in the ordinary course of business consistent with past practice, entered into or amended any agreement with any Business Employee or consultant relating to the Business, including any Contract relating to employment, compensation, benefits, termination, retention, or severance, nor, except as and to the extent required by Law, entered into, amended, or terminated any Employee Plan;

                    (d)          Seller has not created or permitted the creation of any Lien (other than Permitted Liens) on any of the Purchased Assets;

                    (e)          No Purchased Asset has been destroyed or materially damaged;

                    (f)          Seller has not received written or, to Seller’s Knowledge, oral notice of the commencement or, to the Knowledge of Seller, the threat of commencement of, any Proceeding against Seller related to the Business;

                    (g)          There has not been any change in accounting methods or practices or the revaluation of any of the Purchased Assets or the Assumed Liabilities; and

                    (h)          Seller has not committed to do any of the foregoing identified in Sections 5.7(a) through 5.7(g).

          5.8 Accounts Receivable. .All Business Accounts Receivable are valid receivables and were incurred in the ordinary course of business consistent with past practice for bona fide products sold and delivered (or to be delivered) or services rendered (or to be rendered). No portion of the Business Accounts Receivable is to be paid to any Person other than Seller. No written or, to Seller’s Knowledge, oral notice has been received from any account debtor that any amount of any Business Account Receivable is subject to any pending or, or to the Knowledge of Seller, threatened set-off, discount or counterclaim of any kind, other than an amount for which a reserve has been established in good faith consistent with past practices (as specifically shown on the Seller Balance Sheet). Schedule 5.8 contains a list of account debtors as of the Balance Sheet Date, the amount of all Business Accounts Receivable and the aging thereof, in each case with respect to the Business. Unless paid prior to the Closing Date in accordance with their terms, the Business Accounts Receivable set forth on Schedule 5.8 are or will be current (except as set forth on Schedule 5.8) and fully collectible (net of any reserves specifically applicable thereto shown on the Seller Balance Sheet), as of the Closing Date.

          5.9     Contracts

                    (a)          Schedule 5.9(a) contains a true, correct and complete list (including the names of the parties, the date, and all amendments, supplements or modifications thereto) of the following (collectively, the “Business Contracts”):

                                  (i)          all Contracts related to the Business, the Purchased Assets or the Assumed Liabilities that provide for payment by or to Seller of more than $15,000;

                                  (ii)          all Contracts used by Seller in the Business in connection with the sale or license of Products, other than licenses to Customers or end users on standard Seller forms in the ordinary course of business;

                                  (iii)          all Contracts entered into by Seller in connection with the sale or license of Products that provide any exclusive license or exclusive distribution right of any kind, including, without limitation, with regard to any product, service, market, industry, field of use or geographic territory;

                                  (iv)          all Contracts under which Seller is obligated to provide any Product(s) for a fixed price at a later date other than in the ordinary course of business consistent with past practice;

                                  (v)          all Contracts under which Seller has granted or received most favored customer pricing provisions, rights of first refusal, rights of first negotiation, or similar rights with respect to any product, service or Intellectual Property Right that is now or hereafter owned by it, or was provided to it in connection with the Business;

                                  (vi)          all Contracts containing any covenant limiting in any respect the right of Seller to engage in any line of business or to compete with any Person;

                                  (vii)          all Contracts used by Seller for support and maintenance provided by Seller, other than Contracts on standard Seller forms in the ordinary course of business;

                                  (viii)          all Contracts for consulting and/or Software development to be provided by Seller in connection with the Business;

                                  (ix)          all Contracts (other than Contracts entered into by Seller in connection with the sale or license of the Products on standard Seller forms) between Seller and any other Person related to the Business under which Seller has agreed to, provided, or assumed (1) any warranty or indemnification obligation that differs from the standard contained in the Seller forms, (2) any obligation to reimburse for or guaranty any third party obligation or action, (3) any limitation or disclaimer of Liabilities that is substantively different from that contained in the standard Seller forms (including Contracts in which such standard limitations or disclaimers are omitted in whole or in part), (4) a right of rescission, (5) a covenant not to sue, (6) any restriction or encumbrance on Seller’s rights to defend against or challenge the validity of any Intellectual Property Right, or (7) a third party the right to sue for infringement or misappropriation of any Intellectual Property Rights of Seller;

                              (x)          all marketing, distribution, development, strategic alliance, joint venture, affiliate or similar Contracts of the Business;

                              (xi)          all Contracts of the Business for a sales representative, distributor, reseller, OEM or lead or customer referral arrangement related to the Products or similar Contract;

                              (xii)          all settlement agreements of the Business under which Seller has any ongoing obligations, limitations or restrictions, receives any ongoing benefits or rights or grants any license or right to any current or prior Intellectual Property Rights;

                              (xiii)          all Employee Contracts with Business Employees (excluding offer letters for “at-will” employment that is terminable at any time, with or without notice, and with no Liability to Seller) and the standard forms for Business Employee and contractor offer letters;

                              (xiv)          all Contracts under which Seller has delivered copies of or disclosed, or promised to deliver or disclose any Source Code that constitutes a Purchased Asset to a third party, whether pursuant to an escrow arrangement or otherwise; and

                              (xv)          all Contracts of the Business with any Governmental Entity.

Seller has either delivered to Buyer or made available to Buyer by way of access to the electronic DataSite a true, correct and complete copy of each written Business Contract listed on Schedule 5.9(a) and a written summary setting forth the material terms and conditions of each oral Business Contract referred to on Schedule 5.9(a).

                    (b)          Each Business Contract listed on Schedule 5.9(a) is valid, binding and enforceable against Seller and, to the Knowledge of Seller, the other parties thereto in accordance with its terms and is in full force and effect, except as such enforceability may be subject to the rules of law governing specific performance, injunctive relief, or other equitable remedies. Except as set forth on Schedule 5.9(b), Seller has in all material respects performed, or is now performing, the obligations of, and has not materially breached, violated or defaulted under, or received any written or, to Seller’s Knowledge, oral notice that it is in material default under or in material breach of, any of the terms or conditions of any such Business Contract, and, to Seller’s Knowledge, each of the other parties thereto has performed all material obligations required to be performed by it under, and is not in material default under, any such Business Contract and no event has occurred that, with notice or lapse of time, or both, would constitute such a material breach, violation or default by Seller or, to the Knowledge of Seller, any other party thereto.

                    (c)          Except as set forth in Schedule 5.9(c):

                                        (i)          no event has occurred, and no circumstance exists, under or by virtue of any Business Contract that (with or without notice or lapse of time) would cause the creation of any Lien affecting any of the Purchased Assets, other than a Permitted Lien; and

                              (ii)          during the 18-month period preceding the date of this Agreement, Seller has not given to or received from any other Person any written notice or, to Seller’s Knowledge, any other communication regarding any actual or alleged material violation or breach of, or default under, any Business Contract.

          5.10          Leasehold Property and Tangible Property.

                    (a)          Schedule 5.10(a) sets forth a true, correct and complete list and contains a description (including street address, legal description, and use) of all of the Business Leasehold Property. There are no material maintenance or capital improvement obligations on the Business Leasehold Property in an amount over $15,000. No Lease Agreement is subject or subordinate to any Lien, other than Permitted Liens. Prior to the date hereof, Seller has delivered to Buyer (either directly or by way of access to the electronic DataSite) true, complete and correct copies of each Lease Agreement. The Business Leasehold Property is in a condition suitable for return to the lessor under the terms of the applicable Lease Agreement without payment of any penalty or forfeiture of a security deposit or any portion thereof.

                    (b)          Except as set forth on Schedule 5.10(b), there are no parties other than Seller in possession of any of the Business Leasehold Property or any portion thereof, and, to Seller’s Knowledge, there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties (other than Seller) the right of use or occupancy of any portion of the Business Leasehold Property or any portion thereof.

                    (c)          Schedule 5.10(c) sets forth a list, as of the date of this Agreement, of each material item of the Business Tangible Property. The material items of Business Tangible Property have been maintained in accordance with Seller’s normal practice and are in good repair and usable condition for the operation of the Business, ordinary wear and tear and aging excepted. All Business Tangible Property are suitable for the purposes for which they are presently being used in the operations of the Business and are in good operating condition and repair, except for normal wear and tear and aging.

          5.11          Intellectual Property.

                    (a)          Schedule 5.11(a) of the Disclosure Schedule contains a complete and accurate list of all Products.

                    (b)          Schedule 5.11(b) of the Disclosure Schedule contains a complete and accurate list of the Transferred Intellectual Property Rights (other than Trade Secrets, common law Trademarks and unregistered copyrights in copyrighted material other than Products) and the Transferred Technology, respectively.

                    (c)          Schedule 5.11(c)(i) of the Disclosure Schedule lists all Transferred Registered Intellectual Property and lists any proceedings or actions before any court, tribunal (including the PTO) or equivalent authority anywhere in the world) related to any of the Transferred Registered Intellectual Property. Each item of Transferred Registered Intellectual Property is currently in compliance with all formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and is valid and subsisting. All necessary documents and certificates in connection with Transferred Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting and maintaining such Transferred Registered Intellectual Property. Except as set forth on Schedule 5.11(c)(ii) of the

Disclosure Schedule, there are no actions that must be taken within one hundred twenty (120) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, or preserving or renewing any Transferred Registered Intellectual Property. Exclusive ownership of each of item of Transferred Registered Intellectual Property has been assigned in writing to Seller and such assignments have been properly recorded prior to the Closing Date. Except as set forth on Schedule 5.11(c)(iii) of the Disclosure Schedule, Seller has not claimed any status in the application for or registration of any Transferred Registered Intellectual Property, including “small entity status,” that, to Seller’s Knowledge, would not be applicable to Buyer.

                    (d)          Seller owns exclusively, and has good title to, each item of Transferred Intellectual Property Rights and Transferred Technology, and no other Person has any ownership interest therein or thereto. All Purchased Assets shall be fully licensable, transferable and alienable by Buyer.

                    (e)          To the extent that any of the Transferred Intellectual Property Rights or Transferred Technology was originally owned or created by or for any third party, including any contractor or employee of Seller and any predecessor of Seller: (i) Seller has a written agreement with such third party or parties with respect thereto, pursuant to which Seller has obtained complete, exclusive, unencumbered and unrestricted ownership of all such Technology and Intellectual Property Rights by valid written assignment; (ii) the transfers and licenses from Seller to Buyer hereunder do not violate such agreements; (iii) such third parties have not retained and do not have any rights or licenses with respect to the Transferred Intellectual Property Rights or Transferred Technology or any modifications, enhancements or improvements thereto by Seller or its licensees or transferees; and (iv) no valid basis exists for such third party to challenge or object to this Agreement.

                    (f)          Seller has not transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use, any Intellectual Property Right to any other Person that is, or would otherwise be, a Transferred Intellectual Property Right.

                    (g)          The Transferred Intellectual Property Rights, together with the Intellectual Property Rights granted to Seller (and, as a result of the transactions contemplated hereby, will be granted to Buyer) under the Assumed Contracts, and the Intellectual Property Rights granted to Buyer under the License Agreement, collectively constitute all Intellectual Property Rights used by Seller in the current operation of the Business, or that are necessary to or that would be infringed by the operation of the Business as currently conducted by Seller (with respect to the jurisdictions in which Seller has conducted the Business, and, to Seller’s Knowledge, any other jurisdictions), and are collectively sufficient to conduct the Business as currently conducted.

                    (h)          The Transferred Technology, together with the Technology to which Seller has rights (and, as a result of the transactions contemplated hereby, Buyer will have rights) under the Assumed Contracts, and the Technology to which Buyer receives rights under the License Agreement, collectively constitute all of the Technology used by Seller in the current operation of the Business. Without limiting the foregoing, Seller has, and as a result of the transactions contemplated hereby, Buyer will have, the right to use, pursuant to valid licenses, all development tools and other items of Third Party Technology that are currently used in the Business, including all Third Party Technology that is used in the Business to create, modify, compile, operate, support or deliver any Products or other Software that is Transferred Technology.

                    (i)          Except as set forth on Schedule 5.11(i)(i) of the Disclosure Schedule, no government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of the Transferred Intellectual Property Rights or Transferred Technology. Except as set forth on Schedule 5.11(i)(ii) of the Disclosure Schedule, no current or former employee, consultant or independent contractor of Seller, who was involved in, or who contributed to, the creation or development of any Transferred Intellectual Property Rights or Transferred Technology, has performed services for the government, a university, college, or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for Seller.

                    (j)          Schedule 5.11(j) of the Disclosure Schedule sets forth all Third Party Technology that was, or is, used in, incorporated into, integrated or bundled with, or used in the development or compilation (other than generally available commercial compilers) of, any Technology that is or was a Product.

                    (k)          Schedule 5.11(k)(i) of the Disclosure Schedule sets forth all contracts, licenses or agreements to which Seller is a Party pursuant to which Seller grants any license or rights with respect to any Transferred Technology or Transferred Intellectual Property Rights, or with respect to any Technology or Intellectual Property Rights that relate to or are used in connection with the Business, the Products, the Transferred Technology or the Transferred Intellectual Property Rights. Schedule 5.11(k)(ii) of the Disclosure Schedule sets forth all contracts, licenses or agreements to which Seller is a Party pursuant to which Seller receives any license or rights with respect to any Technology or Intellectual Property Rights that relate to or are used in connection with the Business, the Products, the Transferred Technology or the Transferred Intellectual Property Rights.

                    (l)          Neither (1) the operation of the Business, including the making, using, selling, development, licensing and distribution of the Products, by Seller or, immediately following the Closing, by Buyer, nor (2) the Purchased Assets (including the Transferred Technology) and the use thereof in the manner used by Seller prior to the Closing, did, do, or will, in the jurisdictions in which Seller has conducted the Business, and, to Seller’s Knowledge, any other jurisdictions: (i) infringe or misappropriate the Intellectual Property Rights of any Person; (ii) violate the rights of any Person (including rights to privacy or publicity); or (iii) constitute unfair competition or trade practices under the laws of any jurisdiction.

                    (m)          Seller has not received written or, to Seller’s Knowledge, oral notice from any Person claiming that Seller, the Business or the Purchased Assets infringe or misappropriate the Intellectual Property Rights of any Person or constitute unfair competition or trade practices under the laws of any jurisdiction (nor does Seller have Knowledge of any basis therefor).

                    (n)          No licenses or other consents are required from any third party to permit Buyer to fully exploit the Purchased Assets in the manner exploited by Seller prior to the Closing.

                    (o)          To the Knowledge of Seller, no Person is infringing or misappropriating the Transferred Intellectual Property Rights.

                    (p)          Seller has taken all steps that are customary and commercially reasonable for a company of the type and size of Seller to protect Seller’s rights in the confidential information and Trade Secrets of Seller associated with or related to the Purchased Assets.

                    (q)          Other than as disclosed in Schedule 5.11(q) of the Disclosure Schedule, neither Seller nor any other person acting on its behalf has disclosed, delivered or licensed to any person, agreed to disclose, deliver or license to any person, or permitted the disclosure or delivery to any escrow agent or other person of, any Source Code that is Transferred Technology or that incorporated into any Product (“Transferred Source Code”). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Seller or any person acting on its behalf to any person of any Seller Source Code. Schedule 5.11(q) of the Disclosure Schedule identifies each contract pursuant to which Seller has deposited, or is or may be required to deposit, with an escrow agent or any other person, any Transferred Source Code, and describes whether the execution of this Agreement or any of the other transactions contemplated by this Agreement could result in the release from escrow of any Transferred Source Code. As of the Closing, Seller shall have delivered to Buyer all copies, and Seller shall not have retained any copy, of any Transferred Source Code.

                    (r)          Schedule 5.11(r)(i) of the Disclosure Schedule lists all Open Source Materials used by Seller in any way, the applicable licenses which govern the use by Seller of such Open Source Materials, and the Product(s) (if any) to which such Open Source Materials relate. Except as set forth on Schedule 5.11(r)(ii) of the Disclosure Schedule, Seller has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Transferred Technology, (ii) incorporated Open Source Materials into or used Open Source Materials in the development or provision of any Products; (iii) distributed Open Source Materials in conjunction with or for use with any Products or Transferred Technology; or (iv) otherwise used Open Source Materials, in each case, in a manner that: (1) imposes or would impose a requirement or condition that any Product or Transferred Technology (or any portion thereof) (A) be disclosed or distributed in Source Code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge or with any restriction on the consideration charged therefor; or (2) grants or would require the grant of a license to any Person of any Transferred Intellectual Property Right or Transferred Technology.

                    (s)          Seller has and enforces a policy requiring each employee and consultant of Seller to execute a proprietary rights and confidentiality agreement substantially in the form set forth in Schedule 5.11(r) of the Disclosure Schedule, and all current and former employees and consultants of Seller who have created or modified any of the Products, Transferred Technology or Transferred Intellectual Property Rights have executed such an agreement assigning all of such employees’ and consultants’ rights therein and thereto.

                    (t)          Except as set forth on Schedule 5.11(t)(i) of the Disclosure Schedule, Seller is not required to make or accrue any royalty or other payment to any third party in connection with any of the Purchased Assets, including without limitation in connection with the sale or distribution of any Product. Except as set forth on Schedule 5.11(t)(ii) of the Disclosure Schedule, immediately following this transaction, Buyer will not be required to make or accrue any royalty or other payment to any third party in connection with any of the Purchased Assets, including without limitation in connection with the sale or distribution of any Product, as a result of any Business Contract or action of Seller.

                    (u)          Neither this Agreement nor the transactions contemplated hereby, including the assignment to Buyer, by operation of law or otherwise, of the Assumed Contracts, will result in: (i) Buyer granting to any third party any right to or with respect to any Technology or Intellectual Property Right owned by, or licensed to, Buyer prior to the Closing; (ii) Buyer being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses or its ability to conduct any type of business; or (iii) Buyer being obligated to pay any royalties or other amounts to any third party in excess of those payable by Buyer or Seller prior to the Closing.

                    (v)          Seller has disclosed in writing to Buyer all information relating to any problem or issue with respect to any of the Products that, to Seller’s Knowledge, do, or would reasonably be expected to, adversely affect the value, functionality or fitness for the intended purpose of such Product. Seller has taken all commercially reasonable steps (customary for companies of the type and size of Seller) to prevent the introduction into the Products and the Transferred Technology of, and to Seller’s Knowledge, the Products and the Transferred Technology (and all parts thereof) are free of, any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Product or Transferred Technology (or parts thereof) or data or other software of users (“Contaminants”).

                    (w)          Except for the warranties and indemnities contained in those Assumed Contracts set forth in Schedule 5.11(w) of the Disclosure Schedule, the Seller has not provided any warranties or indemnities relating to Products or Transferred Technology to current or prior customers or any other Person, and has not provided any warranties or indemnities under any Assumed Contract.

                    (x)          The Purchased Assets include information technology systems sufficient to operate the Business as it is currently conducted. The Seller has taken commercially reasonable steps and implemented commercially reasonable procedures, customary for companies of the type and size of Seller, to keep the information technology systems used in connection with Business free from Contaminants. The Seller has utilized appropriate disaster recovery plans, procedures and facilities for the Business and has taken all reasonable steps to safeguard the information technology systems utilized in the operation of the Business as it is currently conducted, in each case as are customary and commercially reasonable for companies of the type and size of Seller. There have been no material unauthorized intrusions or breaches of the security of the information technology systems that are Purchased Assets. To Seller’s Knowledge, the Seller has implemented any and all security patches or upgrades that are generally available for the information technology systems that are Purchased Assets.

                    (y)          Except as set forth on Schedule 5.11(y) of the Disclosure Schedule, the Seller has not collected, and no third party has collected on Seller’s behalf, any personally identifiable information from any third parties in connection with the Business. The Seller has complied in all material respects with all applicable laws and its internal privacy policies relating thereto. The execution, delivery and performance of this Agreement, including the possession and use by Buyer of all information (including personally identifiable information) included in the Purchased Assets, complies in all material respects with all applicable laws relating to privacy and the Seller’s applicable privacy policies. True and correct copies of all past and present privacy policies of Seller are attached to Schedule 5.11(y) of the Disclosure Schedule and the Seller has at all times made all disclosures to users or customers required by applicable laws and none of such disclosures made or contained in any such privacy policy or in any such materials have been inaccurate, misleading or deceptive or in violation of any applicable laws.

          5.12          No Liquidation, Insolvency, Winding-Up.

                           (a)          No order or decree has been made or petition presented, or resolution passed for the winding-up or liquidation of Seller and there is not outstanding:

                                            (i)          any appointment of a receiver over the whole or part of the undertaking of assets of Seller;

                                            (ii)          any petition or order for administration of Seller;

                                            (iii)          any voluntary arrangement between Seller and any of its respective creditors;

                                            (iv)          any distress or execution or other process levied in respect of Seller which remains undischarged; and

                                            (v)          any unfulfilled or unsatisfied judgment or court order against Seller.

                           (b)          There are no circumstances which would entitle any Person to present a petition for the winding-up or administration of Seller or to appoint a receiver over the whole or any part of the undertaking or assets of Seller.

                           (c)          Seller is not deemed unable to pay its debts within the meaning of applicable law.

                           (d)          Seller has not had its operations suspended or terminated.

          5.13          Restrictions on Business Activities. There is no Contract (not to compete or otherwise), or Order to which Seller is a party relating to the Business or otherwise binding upon Seller or the Business or the Purchased Assets that prohibits or impairs (a) the Transactions, (b) any business practice of the Business (other than as between the parties to such Contract to the extent set forth in such Contract), (c) any acquisition of property (tangible or intangible) by the Business or (d) the conduct of the Business (other than as between the parties to such Contract to the extent set forth in such Contract). Seller is not presently bound by any agreement under which the operations of the Business are restricted or which places any restrictions upon Seller with respect to selling, licensing or otherwise distributing any of the Products, Transferred Intellectual Property Rights, the Transferred Technology to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

          5.14          Litigation. Except as set forth on Schedule 5.14, (a) there is no Proceeding pending and, to the Knowledge of Seller, there is no Proceeding or investigation threatened, in each case that relates to the Purchased Assets or the Assumed Liabilities or that challenges or may have the effect of preventing, delaying, making illegal or otherwise interfering with the Transactions; (b) there is no Order to which Seller is subject that relates to the Purchased Assets or the Assumed Liabilities; and (c) there is not pending or, to the Knowledge of Seller, threatened any Proceeding against any Person whom Seller has agreed to indemnify that relates to the Purchased Assets or the Assumed Liabilities. Seller has delivered (either directly or by way of access to the electronic DataSite) to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed on Schedule 5.14. There are no Proceedings listed on Schedule 5.14 that would reasonably be expected to have a Business Material Adverse Effect.

          5.15          Employee Matters.

                           (a)          Employee Plans and Employee Contracts. Schedule 5.15(a) of the Disclosure Schedule contains an accurate and complete list of each Employee Plan and each Employee Contract. Seller has provided (either directly or by way of access to the electronic DataSite) to Buyer correct and complete copies of each Employee Plan and Employee Contract and all related documents (including trust documents, insurance policies or Contracts, employee handbooks, summary plan descriptions, nondiscrimination testing, and any material employee communications relating thereto). With respect to Employee Plans which are subject to ERISA reporting requirements, Seller has provided (either directly or by way of access to the electronic DataSite) Buyer true, correct and complete copies of any Form 5500 reports filed for the last three plan years.

                           (b)          Employee Plan Compliance. (i) Seller has performed in all material respects all obligations required to be performed by it under each Employee Plan, and each Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including, but not limited to, ERISA or the Code; (ii) there has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect any Employee Plan, which would reasonably be expected to have, individually or in the aggregate with any other such transactions, a Business Material Adverse Effect; (iii) each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Employee Plan; and (iv) all Persons who, pursuant to the terms of any Employee Plan, are entitled to participate in an Employee Plan, are currently participating in such Employee Plan or have been offered an opportunity to do so and have declined in writing. Seller does not sponsor or maintain any self-funded Employee Plan.

                           (c)          Pension and International Employee Plans. Neither Seller nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code. Seller does not now, nor has it ever had the obligation to maintain, establish, sponsor, participate in, or contribute to any international Employee Plan.

                           (d)          Collectively Bargained, Multiemployer and Multiple Employer Plans. At no time has Seller or any ERISA Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither Seller nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.

                           (e)          No Post-Employment Obligations. No Employee Plan provides, or reflects or represents any Liability to provide retiree health to any Person for any reason, except as may be required by COBRA or other applicable statute, and Seller has not ever represented, promised or contracted (whether in oral or written form) to any employee of Seller (either individually or to any such employees as a group) or any other person that such employee(s) or other Person would be provided with retiree health, except to the extent required by statute.

                           (f)          Employees and Independent Contractors. Schedule 5.15(f) of the Disclosure Schedule accurately lists each current employee of Seller in the Business (“Business Employees”) (including any employee who is on a leave of absence or lay off status) and accurately sets forth, with respect to each employee: (i) the name of such employee and the date as of which such employee was originally hired by Seller; (ii) such employee’s title and a brief description of such employee’s duties and responsibilities; and (iii) such employee’s annualized compensation as of the date of this Agreement (including wages, salary, commissions, bonuses, profit sharing payments and other similar payments). Section 5.15(f) of the

Disclosure Schedule accurately lists each independent contractor presently engaged by Seller and accurately sets forth, with respect to each such independent contractor: (i) the name of such independent contractor and the date as of which such independent contractor was originally retained by Seller; (ii) a description of such independent contractor’s duties and responsibilities; (iii) the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from Seller with respect to services performed since January 1, 2007; (iv) the terms of compensation of such independent contractor; and (v) any Governmental Authorization that is held by such independent contractor and that relates to or is useful in connection with the Business.

                           (g)          Employment Matters. Seller and its ERISA Affiliates: (i) are in compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees the failure with which to comply would have a Business Material Adverse Effect on the Purchased Assets; (ii) have withheld and reported all amounts required by Law or by Contract to be withheld and reported with respect to the wages, salaries and other payments to employees by virtue of their employment by Seller; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) are not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of Seller, any threatened or reasonably anticipated Proceedings against Seller or any ERISA Affiliate under any worker’s compensation policy or long term disability policy with respect to any employees.

                           (h)          Labor. No work stoppage or labor strike against Seller is pending or, to the Knowledge of Seller, threatened by any employees. Except as set forth on Schedule 5.15(h), there is not pending or, to the Knowledge of Seller, threatened against Seller any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any employee of Seller, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in Liability to Buyer. Seller has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would, individually or in the aggregate, directly or indirectly result in a Liability to Buyer.

                           (i)           Worker Adjustment and Retraining Notification Act. Seller is not subject to any obligations or Liability under the WARN Act. Except as set forth on Schedule 5.15(i), each employee of Seller is terminable by Seller at will.

                            (j)          Section 409A. Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1. No nonqualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.

          5.16          Environmental Matters.

                           (a)          Seller has complied and is in compliance, in each case in all material respects, with all applicable Environmental Laws relating to the Purchased Assets or the Business Leasehold Property.

                           (b)          Within the past three years, Seller has not received any Environmental Claim that relates in any way to the Purchased Assets or the Business Leasehold Property; and no Environmental Claim

is now pending or, to Seller’s Knowledge, threatened against Seller (or against any Person whose liability Seller has retained or assumed either contractually or by operation of Law).

                           (c)          Within the past three years, there have been no Releases of Hazardous Materials by Seller or, to Seller’s Knowledge, by any prior owner or tenant at the Business Leasehold Property, at the Business Leasehold Property during the ownership and operation of the Business by Seller.

                           (d)          Seller has all Governmental Authorizations required for the conduct of the Business and operation of the Business Leasehold Property under applicable Environmental Laws; Seller is in compliance with all such Governmental Authorizations; and Schedule 5.16 identifies all Governmental Authorizations currently held by Seller pursuant to the Environmental Laws with respect to the Purchased Assets and the Business Leasehold Property.

                           (e)          Seller is not party to, or subject to the terms of, any Order under any applicable Environmental Law in connection with the Purchased Assets or the Business Leasehold Property.

                           (f)          To Seller’s Knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents that could give rise to any Liability against Seller (or against any Person whose liability Seller has retained or assumed either contractually or by operation of Law) pursuant to the Environmental Laws with respect to the Purchased Assets or the Business Leasehold Property.

          5.17          Sufficiency. The Purchased Assets include all assets of Seller that are used by Seller for the conduct of the Business as currently conducted by Seller. The Purchased Assets are collectively sufficient to permit Buyer to conduct the Business after the Closing in the manner in which it is being conducted by Seller on the date of this Agreement.

          5.18          Compliance with Law.

                           (a)          Seller is and has been in compliance in all material respects with all Laws or Orders to which the Business, any of the Purchased Assets or the Assumed Liabilities are subject. Seller has not received any written or, to Seller’s Knowledge, oral notice, and, to the Knowledge of Seller, there are no threatened or alleged claims of violation, Liability or potential Liability under any Law or Order to which the Business or the Purchased Assets or the Assumed Liabilities are subject, or violation, Liability or potential Liability on the part of Seller to undertake or to bear all or any portion of the cost of any remedial action of any nature. Seller has never conducted any internal investigation with respect to any actual, potential or alleged material violation of any Law or Order by any director, officer or employee of Seller in connection with the Business.

                           (b)          With respect to the Business and the Purchased Assets, Seller is and has been in material compliance with each term, condition, regulation or statute governing any Government Contract.

                           (c)          With respect to the Business and the Purchased Assets, Seller possesses all Governmental Authorizations necessary to carry on the Business. Each such Governmental Authorization is set forth on Schedule 1.17. Each such Governmental Authorization is validly and presently in effect, and Seller is not in default (with or without notice or lapse of time, or both) under any such Governmental Authorization in any material respect. There are no Proceedings pending, nor to the Knowledge of Seller, threatened, that seek the revocation, cancellation, suspension, failure to renew or adverse modification of any such Governmental Authorization. All required filings with respect to such Governmental Authorization have been timely made and all required applications for renewal thereof have been timely filed.

          5.19          Tax Matters.

                           (a)          Seller has timely filed all required Tax Returns, except for such failure to file that would not reasonably be expected to have a Business Material Adverse Effect. All such Tax Returns were true, correct and complete in all material respects. Seller has withheld and paid over all Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, independent contractor or other third party that provides services to the Business. There are no Liens with respect to any Taxes upon any of the Purchased Assets, other than Permitted Liens.

                           (b)          No claim for assessment or collection of Taxes is presently being asserted against Seller and Seller is not party to any pending Proceeding by any Taxing Authority nor, to the Knowledge of Seller, is there any such threatened Proceeding. Any Tax deficiencies assessed or asserted by any Taxing Authority have been fully settled and paid, except to the extent that any such failure to settle and pay would not reasonably be expected to have a Business Material Adverse Effect. No claim has ever been made by any Taxing Authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, except to the extent that any such waiver or agreement would not reasonably be expected to have a Business Material Adverse Effect.

          5.20          Affiliated Transactions. .Except as set forth on Schedule 5.20, no officer, director or Affiliate of Seller has any direct or indirect interest of any nature in the Purchased Assets or the Business or has any claim or cause of action against Seller. No officer, director, subsidiary or Affiliate of Seller is indebted to Seller with respect to the Business. To the Knowledge of Seller, no officer, director, or Affiliate of Seller is a party to or has had any direct or indirect financial interest in, any Contract listed on Schedule 5.8(a). No officer, director, or Affiliate of Seller has asserted in writing or, to Seller’s Knowledge, orally any claim or right against Seller in relation to the Business that is unresolved.

          5.21          Corrupt Practices.

          None of Seller, its officers, directors, Affiliates or employees, or to the Knowledge of Seller, its stockholders, agents, representatives or other Person otherwise acting for or on behalf of Seller, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of what form, whether in money, property, or services (i) to obtain favorable treatment for business or Contracts secured, (ii) to pay for favorable treatment for business or Contracts secured, (iii) to obtain special concessions or for special concessions already obtained, or (iv) in violation of any legal requirement.

          5.22          Insurance. Schedule 5.22 sets forth a true, correct and complete list of all insurance policies maintained by Seller that provide coverage for the Purchased Assets or the Business Leasehold Property. Seller has delivered (either directly or by way of access to the electronic DataSite) to Buyer true, correct and complete copies of all such insurance policies, all of which are valid and enforceable against Seller and, to the Knowledge of Seller, the other parties thereto in accordance with their respective terms except as such enforceability may be subject to the rules of law governing specific performance, injunctive relief, or other equitable remedies, and are in full force and effect. All premiums payable under all such policies have been paid and Seller is otherwise in compliance in all material respects with the terms of such policies. Seller has not received any written or, to the Knowledge of Seller, oral notice regarding any actual or possible (a) cancellation or invalidation of any such insurance policy, (b) refusal of any coverage or rejection of any material claim under any such insurance policy or (c) adjustment in the amount of the premiums payable with respect to any such insurance policy. There is no outstanding claim under any insurance policy of Seller that covers the Purchased Assets or the Business Leasehold Property.

          5.23          Warranties. ..Except as set forth on Schedule 5.23, (i) Seller has not received written or, to Seller’s Knowledge, oral notice of any claim based on any Product warranty within the past five (5) years; and (ii) Seller has no Knowledge of any claim (actual or threatened) based on any Product warranty of which Seller has not received notice. Seller has no Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any Product developed, sold, leased, or delivered by the Business. No product liability claims relating to the Business involving amounts in excess of $20,000 (or the equivalent value in the applicable currency) have occurred within the past five (5) years.

          5.24          Books and Records.

          Except as set forth on Schedule 5.24, Seller has made and kept (and given Buyer access to) all of the Books and Records, and such Books and Records detail accurately and fairly reflect the activities of the Business in all material respects. Seller has not engaged in any transaction, maintained any bank account or used any corporate funds in connection with the Business, except as reflected in its normally maintained Books and Records. Except as set forth on Schedule 5.24, the Books and Records have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. Except as set forth on Schedule 5.24, the minute books of the Business, all of which have been made available to Buyer, contain true, correct and complete records of all meetings held of, and corporate action taken by, the stockholders, the board of directors and committees of the board of directors of Seller in connection with the Business, and no meeting of any such stockholders, board of directors or committee has been held for which minutes have not been prepared or that are not contained in such minute books.

          5.25          Complete Copies of Materials. Seller has delivered (either directly or by way of access to the electronic DataSite) to Buyer true, correct and complete copies (or with respect to oral agreements, written summaries of the same) of (i) each Contract and other material document that has been requested by Buyer or its agents in connection with this Agreement and (ii) each Contract and other document that is referred to in the Disclosure Schedule.

          5.26          Brokers’ or Finders’ Fees. Except as set forth on Schedule 5.26, Seller has not incurred, nor will Seller incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the Transactions.

          5.27          Export Control Laws. Seller has at all times conducted its export transactions in all material respects in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Regulations and the trade and economic sanctions programs and regulations administered by the Office of Foreign Assets Control and (ii) all other applicable import/export controls in other countries in which Seller conducts business. Without limiting the foregoing:

                           (a)          Seller has obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (1) the export and re-export of the Products and (2) releases of Technology and Software to foreign nationals located in the United States and abroad (“Export Approvals”), in each case to the extent necessary for the operation of the Business as presently conducted;

                           (b)          Seller is in compliance in all material respects with the terms of all applicable Export Approvals;

                           (c)          There are no pending or, to Seller’s Knowledge, threatened claims against Seller with respect to such Export Approvals; To Seller’s Knowledge, there are no actions, conditions or circumstances pertaining to the Seller’s export transactions that may give rise to any future claims; and

                           (d)          No Export Approvals for the transfer of export licenses to Buyer are required, or such Export Approvals can be obtained expeditiously without material cost.

                           (e)          Schedule 5.27(f) sets forth the true, complete and accurate export control classifications applicable to the Seller’s Products.

          5.28          Disclosure. No statement herein or in the Schedules contains any untrue statement of a material fact or omits to state any material fact that to the Knowledge of Seller is necessary to make the statements contained herein or therein not misleading as of the date hereof.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

          Except as set forth on the Schedules, Buyer represents and warrants to Seller that:

          6.1          Organization, Power, Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite corporate power and authority to conduct its business as it has been and is presently being conducted and to enter into the Transaction Documents and to consummate the Transactions. Buyer is duly authorized to conduct business and is in good standing in each jurisdiction where such authorization is required to conduct its business as presently conducted by it.

          6.2          Due Authorization. The execution and delivery by Buyer of the Transaction Documents, the performance by it of its obligations thereunder, and the Transactions have been duly and validly authorized by all necessary corporate action on the part of Buyer. Buyer has the absolute and unrestricted right, power and authority to execute and deliver the Transaction Documents and to perform its obligations thereunder. This Agreement has been, and each of the other Transaction Documents, when executed, will be, duly executed and delivered by Buyer and constitute valid and legally binding obligations of Buyer enforceable in accordance with their respective terms.

          6.3          No Conflict; Third Party Consents. The execution and delivery of this Agreement does not, and the execution and delivery of the other Transaction Documents will not, and the consummation of the Transactions will not, (a) violate or conflict with the provisions of the Certificate of Incorporation or Bylaws of Buyer, (b) result in the imposition of any material Lien upon any of the properties or assets of Buyer, cause the acceleration, cancellation or material modification of any obligation under, create in any party the right to terminate, constitute a default or breach of, or violate or conflict with the terms, conditions or provisions of, or result in the loss of a material benefit under, any material Contract to which Buyer is a party or by which it or its assets are bound, (c) result in a breach or violation by Buyer of any of the terms, conditions or provisions of any material Law or Order, or (d) require on the part of Buyer any Governmental Authorization or any filing with or notice to any Governmental Entity, in each case, except for those instances which would not be reasonably expected to materially adversely affect Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution or delivery by Buyer of this Agreement or any of the other Transaction Documents to which Buyer is or is to become party or the consummation of the Transactions.

          6.4          Sufficient Funds. At the Closing, Buyer will have sufficient funds available to pay the Purchase Price and any expenses incurred by Buyer in connection with the Transactions.

ARTICLE VII

COVENANTS

          7.1          Examinations and Investigations. From the date hereof through the Closing Date, Buyer shall be entitled, through its employees and representatives, to enter upon and make such reasonable investigation of the assets, properties, business and operations of Seller and such examination of the Books and Records, financial condition and operations of the Business as Buyer may reasonably request, including by way of communication with Seller’s Customers, vendors, suppliers and creditors; provided that Buyer shall not contact any Customer, vendor, supplier or creditor of Seller without Seller’s prior express written consent (such consent not to be unreasonably withheld or delayed). Any such investigation and examination shall be conducted at reasonable times, during normal business hours, upon reasonable prior notice to Seller and under reasonable circumstances. No information or knowledge obtained in any investigation pursuant to this Section 7.1 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Transactions. Buyer’s rights under this Section 7.1 are subject to Buyer’s duty of confidentiality to Seller under Section 7.11 below.

          7.2          Conduct of Business. From the date hereof through the Closing Date, except as set forth on Schedule 7.2, Seller shall (unless otherwise consented to in writing by Buyer):

                           (a)          conduct the Business in the ordinary course consistent with past practice in all material respects;

                           (b)          use good faith reasonable best efforts to preserve intact the current business organization of Seller (including, without limitation, that relating to the Business), keep available the services of all Business Employees that are listed on Schedule 7.5(a), and maintain the relations and goodwill with the suppliers, Customers, distributors, licensors, licensees, landlords, trade creditors, Business Employees, agents, and others having material business relationships with Seller relating to the Business, with the goal of preserving unimpaired the goodwill and ongoing business of the Business as of the Closing;

                           (c)          confer with Buyer concerning business or operational matters relating to the Business, the Purchased Assets, the Assumed Liabilities or the Assumed Contracts, in each case of a significant nature;

                           (d)          take all reasonable steps to preserve and protect the Business Tangible Assets in good working order and condition, ordinary wear and tear and aging excepted;

                           (e)          comply in all material respects with all requirements of Law, Orders and Contracts applicable to the operation of the Business, including the Assumed Contracts;

                           (f)          continue in full force and effect all insurance coverage in effect as of the date hereof or substantially equivalent policies;

                           (g)          ensure that, except in the ordinary course of business consistent with past practice, no change is made to any Contract with any Business Employee or consultant relating to the Business, including any Contract relating to employment, compensation, benefits, termination, retention, or severance, nor, except as and to the extent required by Law, to any Employee Plan;

                           (h)          not sell, lease, encumber, license, sublicense, transfer or dispose of any Purchased Assets, other than licenses of Seller’s Products in the ordinary course of business consistent with past practice;

                           (i)          not buy, or enter into any inbound license agreement with respect to, Third Party Technology or the Intellectual Property Rights of any third party to be incorporated in or used in connection with the Products or sell, lease or otherwise transfer or dispose of, or enter into any outbound license agreement with respect to, any of the Purchased Assets with any third party, other than in the ordinary course of business consistent with past practice;

                           (j)          not permit any Purchased Asset to suffer any Lien thereon other than Permitted Liens and Liens that will be released at or prior to Closing;

                           (k)          not settle, release or forgive any claim or litigation relating to the Purchased Assets or waive any right thereto that relates to a Purchased Asset, except in the ordinary course of business consistent with past practice for amounts involving less than $10,000;

                           (l)          not modify or amend in any respect or terminate any Assumed Contract, other than a modification or amendment of an Assumed Contract in the ordinary course of business consistent with past practice necessitated by the expiration after the date hereof and prior to the Closing of such Assumed Contract pursuant to the terms of such Assumed Contract;

                           (m)          not, except as expressly provided in this Agreement or in accordance with Contracts outstanding as of the date hereof, pay any bonus or make any cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, benefits, equity compensation or other compensation or remuneration payable to, or accelerate any benefits available to, any of the Business Employees;

                           (n)          not incorporate or otherwise create any subsidiary;

                           (o)          maintain the Books and Records in ordinary course of business consistent with past practice; and

                           (p)          not agree or commit to take or refrain from taking any action that is inconsistent with the foregoing.

          7.3          Exclusivity.

                           (a)          From the date hereof until the Closing, Seller shall not (nor shall Seller permit any of its directors, officers or other employees, stockholders, agents, representatives or Affiliates to), directly or indirectly, take any of the following actions with any party other than Buyer and its designees: (i) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire any Purchased Assets or any part of the Business, whether by merger, consolidation, purchase of assets, tender offer, license or otherwise, or effect any such transaction, (ii) disclose or furnish any information not customarily disclosed to any Person concerning the Business, the Purchased Assets or the Assumed Liabilities, or afford to any Person access to any properties or technologies of the Business or the Books and Records, not customarily afforded such access, (iii) knowingly assist or cooperate with any Person to make any proposal to purchase all or any part of the Business or Purchased Assets, or (iv) enter into any Contract with any Person providing for the acquisition of the Business or the Purchased Assets, whether by merger, purchase of assets, license, tender offer or otherwise.

                           (b)          Seller shall immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Buyer) that are the subject matter of clause (i), (ii), (iii) or (iv) of Section 7.3(a)hereof.

                           (c)          In the event that Seller or any of Seller’s Affiliates shall receive any offer, proposal, or request, directly or indirectly, of the type referenced in clause (i), (iii), or (iv) of Section 7.3(a) hereof, or any request for disclosure or access as referenced in clause (ii) of Section 7.3(a) hereof, Seller shall (i) immediately suspend any discussions with such Person with regard to such offers, proposals, or requests and (ii) immediately thereafter, notify Buyer thereof in writing.

          The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 7.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Buyer shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of Section 7.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Buyer may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, authorized agent, representative or Affiliate of Seller shall be deemed to be a breach of this Agreement by Seller.

          7.4          Reasonable Best Efforts; Notices; Governmental Authorizations.

                           (a)          Subject to the terms and conditions herein provided, the parties agree to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions as promptly as practicable.

                           (b)          From the date hereof through the Closing Date, Seller shall promptly notify Buyer in writing of (i) the occurrence or failure to occur of any event, which occurrence or failure (A) causes or is reasonably likely to cause any of the representations or warranties of Seller set forth in Article V to be untrue or inaccurate in any material respect, or (B) individually or in the aggregate, results in or is reasonably likely to result in, a Business Material Adverse Effect, and (ii) any material failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Seller hereunder. Except as otherwise provided in Section 7.4(c), no notice delivered pursuant this subsection shall be deemed to (1) modify any representation, warranty or covenant set forth herein, or any Schedule, (2) cure or prevent any such inaccuracy or failure, or (3) limit or otherwise affect the remedies available hereunder to Buyer. Any notice pursuant to this Section 7.4(b) must state that it is being given pursuant to this Section 7.4(b) in order to be effective.

                           (c)          If Buyer is notified by Seller in writing in accordance with Section 7.4(b) of a material failure of Seller to comply with or satisfy a covenant, condition or agreement to be complied with or satisfied by Seller hereunder (a “material covenant breach”), Buyer may, at its option and in its sole discretion, (x) invoke as unsatisfied the condition set forth in Section 8.1(a) and terminate this Agreement pursuant to Section 10.1(d), in which event the parties hereto shall have no rights hereunder other than those that specifically survive pursuant to Section 10.2, or (y) waive the failure to satisfy such condition and proceed with the transaction contemplated hereby, in which event Buyer shall retain all rights it has under this Agreement with respect to such material covenant breach, including without limitation its right to indemnification under Article IX of this Agreement; provided however that Buyer shall not be able to recover the “lost profit” component of Losses arising from or in connection with such material covenant breach.

                           (d)          From the date hereof through the Closing Date, each party hereto shall promptly inform the other party of any material communication from any Governmental Entity regarding any of the Transactions. Each party hereto will advise the other party promptly in respect of any understandings, undertakings or agreements (oral or written), which such party proposes to make or enter into with any Governmental Entity in connection with the Transactions, and shall in good faith take into account all reasonable comments by the other party with respect thereto.

                           (e)          From the date hereof through the Closing Date, Seller shall use reasonable best efforts to cause the issuance or transfer of the Business Governmental Authorizations to Buyer (or Affiliates, subsidiaries, assignees, designees or nominees of Buyer) upon the Closing Date in form and substance the same as the Business Governmental Authorizations that were held by Seller or an Affiliate thereof, provided that Buyer may in its discretion elect for any of the Business Governmental Authorizations not to be issued or transferred to Buyer but to be retained or surrendered by either, in Seller’s sole discretion, Seller or an Affiliate thereof. From the date hereof through the Closing Date, Seller shall give and make all required notices and reports to the appropriate Governmental Entities and Persons with respect to the Business

Governmental Authorizations that may be necessary for the sale and purchase of the Purchased Assets and the ownership, operation and use of the Purchased Assets by Buyer (or its Affiliates, subsidiaries, assignees, designees or nominees) in the manner and on or before such time as required by the appropriate Governmental Entity.

          7.5 Employee Matters.

                    (a)          Prior to the Closing Date, Buyer shall make offers of employment, contingent upon the Closing, to the employees of Seller set forth on Schedule 7.5(a) (employees that shall have accepted and not subsequently revoked acceptance of such offers on or before the Closing Date, the “Transferred Employees”). Employment with Buyer of Transferred Employees shall be effective as of the day following the close of business on the Closing Date, except that the employment of Transferred Employees receiving short-term disability benefits or on approved leave of absence on the Closing Date, if any, will become effective as of the date they present themselves for work with Buyer.

                    (b)          Buyer shall bear the expense of lump sum severance benefits to each Business Employee that does not, prior to Closing, become a Transferred Employee, in the amounts set forth in Schedule 7.5(b). These amounts shall be paid by Seller through Seller’s payroll system and Buyer shall promptly advance or reimburse such amounts, including applicable employer payroll taxes, to Seller upon Seller’s request. Such severance payments shall be paid within thirty (30) days after the Closing Date but not before the Buyer has received an executed (and non-revocable) release agreement (approved by Buyer) from the Business Employees who are not Transferred Employees. Buyer shall provide continuation health coverage, as required under COBRA (or similar state law), to all Business Employees and their eligible dependents who become M&A qualified beneficiaries (as defined by Treasury Regulation Section 54.4980B-9, Q&A-4).

                    (c)          Except as expressly set forth in this Section 7.5, from and after the Closing, Seller shall assume or retain, as the case may be, and be solely responsible for all Benefits Liabilities arising under, resulting from or relating to the Employee Plans whether incurred before, on or after the Closing Date. As of the Closing, any existing employment agreement between the Seller and each Transferred Employee shall cease. In addition, Seller shall terminate, waive and release its rights under any covenants regarding non-competition, conflicting obligations and other rights under any agreements with the Transferred Employees, which termination, waiver and release shall be effective as of the Closing with respect to rights, duties and obligations to be fulfilled by the applicable Transferred Employee at any time after the Closing while employees of or consultants to Buyer or its Affiliates.

                    (d)          [Intentionally omitted]

                    (e)          Following the Closing Date, Transferred Employees shall be eligible on the date of hire to receive benefits maintained for similarly situated employees of Buyer, consistent with Buyer’s employee benefit plans and applicable human resources policies. Buyer will give Transferred Employees full credit for prior service at the Seller for purposes of eligibility, vesting and determination of the level of benefits under the Buyer 401(k) Plan or paid time off, as defined and recognized under Buyer’s employee benefit plans and consistent with Buyer’s applicable human resources policies; provided that such credit does not result in a duplication of benefits, compensation, incentive or otherwise. Nothing in this Section 7.5(e) shall be construed to entitle any Transferred Employee to continue his or her employment with Buyer or its Affiliates.

                    (f)          Buyer shall cause its defined contribution plan intended to qualify under sections 401(a) and 401(k) of the Code (the “Buyer 401(k) Plan”) to provide for the receipt of Transferred Employees’ lump sum cash distributions from the Seller 401(k) Plan, in the form of an eligible rollover distribution, provided such rollovers are made at the election of the Transferred Employees and in accordance with the terms of the Buyer 401(k) Plan. Within 30 days following the Closing, Seller shall provide Buyer with such documents as Buyer shall reasonably request to assure itself that the accounts of the Transferred Employees would be eligible rollover distributions.

                    (g)          With respect to any accrued but unused vacation time as of the Closing to which any Transferred Employee is entitled pursuant to the vacation policies of Seller in effect immediately prior to the Closing Date (the “Vacation Policy”), Seller shall pay out such accrued but unused vacation time in a lump sum cash payment.

                    (h)          On the Closing, Buyer shall establish a retention plan for the Transferred Employees as described in Schedule 7.5(h) to encourage such employees to continue to work for Buyer after the consummation of the Transactions. Under such plan, each Transferred Employee shall receive retention incentives as set forth on Schedule 7.5(h).

                    (i)          Seller shall, on or before the Closing Date, deposit into an escrow account the aggregate amount set forth on Schedule 7.5(i) (the “Employee Retention Fund”), which escrowed funds shall be available, and reserved, for payment by Seller of additional bonuses to Transferred Employees that continue to be employed by Buyer on the dates set forth in Schedule 7.5(i), or in the event such employee resigns for “good reason”, is terminated by Buyer without “cause”, dies or is disabled prior to such date. The portion of the aggregate amount payable to each specific Transferred Employee shall be determined prior to Closing by Seller, subject to the reasonable consent of Buyer. Buyer hereby acknowledges and agrees that Buyer does not, and shall not, have any right in or to the Employee Retention Fund under any circumstance, including without limitation in the event Seller fails to satisfy any of its obligations hereunder or upon any bankruptcy, receivership, reorganization, composition, or arrangement with creditors (in any case, voluntary or involuntary) against Seller.

          7.6 Tax Matters.

                    (a)          Seller shall pay all Taxes arising out of the operations of the Business (including ownership of the Purchased Assets) with respect to transactions occurring, or periods (or portions thereof) ending, on or prior to the Closing Date. Such obligations shall be without regard to whether there was any breach of any representation or warranty under Article V with respect to such Tax or any disclosures that may otherwise have been made with respect to Article V.

                    (b)          Seller and Buyer will each provide the other party with such assistance as may reasonably be requested in connection with the preparation of any Tax Return relating to the Purchased Assets, or the audit or other examination by any Taxing Authority or judicial or administrative proceeding relating to liability for Taxes arising out of the ownership of the Purchased Assets. Such assistance shall include the provision of records and information that are reasonably relevant to any such Tax Return, audit, examination or proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any such material.

          7.7 Regulatory and Other Approvals; Novations and Consents.

                    (a)          Authorizations and Consents. As promptly as practicable after the date hereof, Buyer and Seller shall make all necessary or advisable filings with Governmental Entities, and use reasonable best efforts to obtain all permits, approvals, authorizations and consents of all third parties, required to consummate the Transactions. Buyer and Seller shall cooperate in good faith and use reasonable best efforts to furnish promptly to each other all information that is not otherwise available to the other party and that such party may reasonably request in connection with any such filing.

                    (b)          Novation and Assignment of Contracts.

                                   (i)          Seller shall seek the transfer (by novation or assignment) of all Assumed Contracts from Seller to Buyer, effective as of or as soon as practicable after the Closing Date. For each Assumed Contract where consent of the other party is required for assignment, Seller shall use reasonable best efforts to obtain the consent and approval of the other party or parties to that Assumed Contract to novate Seller’s obligations and rights to Buyer, so that Buyer is substituted for Seller under the Assumed Contract and Seller is relieved of all further Liabilities and rights. Failing approval for novation, Seller shall use reasonable best efforts to obtain all required consents and approvals for assignment of the Assumed Contract from Seller to Buyer. Nothing in this Agreement shall be deemed to (x) require Seller to seek a novation or consent for assignment of a Contract where such assignment does not require consent, or (y) constitute an assignment or novation of any Assumed Contract if the attempted assignment or novation thereof without consent of the other party thereto would constitute a breach thereof or would be ineffective with respect to any party to such Assumed Contract.

                                  (ii)          In the event any Assumed Contract cannot be transferred in accordance with Section 7.7(b)(i), then as of the Closing, this Agreement, to the extent permitted by Law and the terms of the Assumed Contract, shall constitute full and equitable assignment by Seller to Buyer, of all of Seller’s right, title and interest in and to, and assumption by Buyer of all of Seller’s Liabilities (other than Retained Liabilities) under, such Assumed Contract, and Buyer shall be deemed Seller’s agent for purpose of completing, fulfilling and discharging all of Seller’s liabilities thereunder. The parties shall take all necessary steps and actions to provide Buyer with the benefits of such Assumed Contract, and to relieve Seller of the performance and other obligations thereunder, including entry into subcontracts for the performance thereof.

                    (c)          Alternative to Assignment. In the event Seller shall be unable to make the transfer of one or more Assumed Contracts as described in Section 7.7(b), or if such attempted assignment would give rise to any right of termination on the part of the other party to such Assumed Contract, or would otherwise materially and adversely affect the rights of Buyer under such Assumed Contract, or would not assign all of Seller’s rights thereunder at the Closing and provided Buyer waives Section 8.1(e) (if applicable) with respect thereto, from and after the Closing, Seller and Buyer shall continue to cooperate and use reasonable best efforts to obtain all consents and approvals required to provide Buyer with all such rights. To the extent that any such consents and waivers are not obtained, or until the impediments to such assignment are resolved, Seller shall use reasonable best efforts (but without the expenditure, individually or in the aggregate, of any material sum) to (i) provide to Buyer, at the request of Buyer, the benefits of any such Assumed Contract to the extent related to the Business, (ii) cooperate in any lawful arrangement designed to provide such benefits to Buyer and (iii) enforce, at the request of and for the account of Buyer, any rights of Seller arising from any such Assumed Contract against any third Person (including any Governmental Entity) including the right to elect to terminate in accordance with the terms thereof upon the advice of Buyer. To the extent that Buyer is provided the benefits of any Assumed Contract referred to herein (whether from Seller or otherwise), Buyer shall perform on behalf of Seller and for the benefit of any third Person (including any Governmental Entity) the obligations of Seller thereunder or in connection therewith. To the extent that Buyer is provided the benefits of any Assumed Contract referred to herein (whether from Seller or otherwise) and Buyer performs on behalf of Seller and for Seller thereunder or in connection therewith, Seller acknowledges and agrees that it will not charge Buyer for any general administrative costs or any additional profit margin of Seller thereunder or in connection therewith.

          7.8 Records Retention. Each party agrees that for a period of not less than five years following the Closing Date, it shall not destroy or otherwise dispose of any of the books and records relating to the Purchased Assets or the Assumed Liabilities in its possession with respect to periods prior to the Closing. Each party shall have the right to destroy all or part of such books and records after the fifth anniversary of the Closing Date or, at an earlier time by giving each other party hereto 20 days’ prior written notice of such intended disposition and by offering to deliver to the other party, at the other party’s expense, custody of such books and records as such first party may intend to destroy. Nothing herein shall prohibit a party from storing such books and records with an Affiliate or representative of such party.

          7.9 [Intentionally Omitted].

          7.10          Publicity. The parties agree that, from the date hereof through the Closing Date, no public release or announcement concerning the Transactions shall be issued without the prior consent of each party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by any Law or Order. The parties shall cooperate with each other to issue a joint press release concerning the Transactions following the date hereof and the Closing Date.

          7.11          Confidentiality.

                           (a) Seller recognizes that by reason of Seller’s ownership of the Business and the Purchased Assets prior to the Closing and information provided by Buyer to Seller and its Affiliates in connection with the Transactions, Seller has acquired and will acquire Confidential Information related to the Business and Buyer, the use or disclosure of which could cause Buyer or its Affiliates substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Seller covenants and agrees with Buyer that each of Seller and its Affiliates will not at any time, except in performance of its obligations to Buyer, directly or indirectly, use, disclose or publish, or permit other Persons to disclose or publish any Confidential Information related to the Business or Buyer, or use any such information in a manner detrimental to the interests of Buyer or any of its Affiliates, unless (i) such information becomes generally known to the public through no fault of Seller or an Affiliate thereof, (ii) the disclosing party is advised in writing by counsel that disclosure is required by Law or the order of any Governmental Entity of competent jurisdiction under color of Law, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party; provided, however, that prior to disclosing any information pursuant to clause (i), (ii) or (iii) above, such Person shall give prior written notice thereof to Buyer and provide Buyer with the opportunity to contest such disclosure and shall cooperate with efforts to prevent such disclosure. Nothing contained in this Section 7.11 shall prohibit Seller (or its successor to the Readio Business) from using, disclosing or exercising any other rights at any time with respect to Confidential Information of Seller related to the Readio Business.

          7.12          Further Information. Following the Closing, each party will afford to the other party, its counsel and its accountants, during normal business hours, reasonable access to the books and records relating to the Purchased Assets or the Assumed Liabilities in its possession and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (a) to facilitate the investigation, litigation and final disposition of any claims that may have been or may be made against any party or its Affiliates, and (b) for any other reasonable business purpose. Each party hereto and its agents shall keep confidential and not disclose any information learned as a result of any examination conducted pursuant to this Section 7.12 to any other Person without the prior consent of the other party unless (i) the disclosure is in response to legal order or subpoena; or (ii) the terms are readily ascertainable from public or published information, or trade sources (without violation of the foregoing provisions of this sentence). Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 7.12. Neither party shall be required by this Section 7.12 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

          7.13          Non-Competition; Non-Solicitation.

                           (a)          For a period of five (5) years from the Closing Date, Seller shall not, anywhere in the world, directly or indirectly, for Seller or on behalf of or in conjunction with any other Person, engage itself or as an officer, director, manager, member, trustee, stockholder, beneficiary, owner, partner, joint venturer, investor, employee, independent contractor, agent, consultant, advisor, representative or otherwise, in any business involving the developing, selling, distributing or marketing of any product or service that uses speech recognition technology to teach or improve language, reading or cognitive skills in the K-12 School Market. For purposes of this section, the term “K-12 School Market” shall mean educational institutions that serve children approximately ages 5 through 18, including but not limited to public schools or school districts, private schools, charter schools, state and regional educational agencies and quasi-governmental bodies, and home schools (provided that such term shall not include sales to individual consumers for their own children being home-schooled, so long as the product is not marketed for home school purposes). Notwithstanding the foregoing, Seller may purchase or otherwise acquire up to three percent (3%) of the securities of any Person (but may not otherwise participate in the activities of such Person) engaged in such business if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.

                           (b)          For a period of two (2) years from the Closing Date, Seller shall not, directly or indirectly, for Seller or on behalf of or in conjunction with any other Person, employ or solicit the employment of any Transferred Employee; provided, however, that the foregoing shall not apply (i) to responses to or follow-up hiring in respect of general solicitations or advertisements for job positions not specifically directed to Transferred Employees or (ii) to any Transferred Employee who is terminated by Buyer after the Closing Date or terminates his or her employment with Buyer without any solicitation directly or indirectly from Seller or any of Seller’s Affiliates.

                           (c)          For a period of two (2) years from the Closing Date, Seller shall not, directly or indirectly, for Seller or on behalf of or in conjunction with any other Person:

                                   (i)          Solicit the business of any Person who is an active Customer with respect to services or products related to the Business; or

                                   (ii)          Cause, induce or attempt to cause or induce any Customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of the Business to cease doing business with the Business or in any way interfere with its relationship with the Business.

                         (d)          The parties agree that the foregoing covenants in this Section 7.13 impose a reasonable restraint on Seller in light of the activities and operations of the Business and Buyer and its Affiliates on the date of the execution of this Agreement.

          7.14          Post-Closing Seller Payments. Seller shall pay all known Retained Liabilities when due or within a reasonable time period following the Closing, except in case of any such amounts that are disputed in good faith by Seller; provided that prior to any dissolution or liquidation of Seller, all known Retained Liabilities shall be paid or fully reserved for and all other Retained Liabilities shall be reasonably reserved for.

          7.15          Tangible Business Property. Seller shall take all actions necessary to cause all of Seller’s right, title and interest in and to the Business Tangible Property to be transferred to Buyer as of the Closing Date.

          7.16          License Agreement. Prior to the Closing Date, Seller and Buyer shall negotiate in good faith a license agreement, which agreement shall include the terms set forth on Schedule 7.16 and shall be in a form satisfactory to Buyer (the “License Agreement”).

          7.17          Lease Assignment. Prior to the Closing Date, Seller and Buyer shall negotiate in good faith an agreement providing for the assignment and assumption of Seller’s interest in the Lease Agreements, which agreement shall be in a form satisfactory to Buyer and shall assign to Buyer the Lease Agreements on the terms currently existing in such agreements (the “Lease Assignment”).

          7.18          Post-Closing Seller Bonus Payments. Simultaneously with the Closing, Seller shall make cash bonus payments to the individuals who were employees of Seller listed, and in the amounts specified, in Schedule 7.18.

ARTICLE VIII

CONDITIONS PRECEDENT TO CLOSING

          8.1 Conditions Precedent to the Obligations of Buyer. The obligations of Buyer to purchase and pay for the Purchased Assets and assume the Assumed Liabilities are subject to the fulfillment on or prior to the Closing of the following conditions, any one or more of which may be waived by Buyer:

                    (a)          (i) The representations and warranties of Seller made in this Agreement and the other Transaction Documents that are qualified as to materiality or Business Material Adverse Effect shall be true, correct and complete as of the date hereof and as of the Closing Date, as though made on such date, except for those representations and warranties that refer to facts existing at a specific date, which shall be true, correct and complete as of such date; (ii) the representations and warranties of Seller made in this Agreement and the other Transaction Documents that are not qualified as to materiality or Business Material Adverse Effect shall be true and correct in all material respects as of the date hereof and as of the Closing Date, except for those representations and warranties that refer to facts existing at a specific date, which shall be true, correct and complete in all material respects as of such date; and (iii) Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement and the other Transaction Documents to be performed or complied with by Seller, as applicable, at or prior to the Closing. Seller shall have delivered to Buyer a certificate, dated the Closing Date, and signed by an authorized officer of Seller on behalf of Seller confirming the foregoing matters;

                    (b)          No Order prohibiting, preventing or making illegal the purchase and sale contemplated by this Agreement or the consummation of the Transactions shall be in effect, and no Proceeding shall have been instituted before any Governmental Entity to restrain or prohibit any of the Transactions;

                    (c)          [Intentionally omitted]

                    (d)          All Government Authorizations and notices to all Governmental Entities that are necessary to consummate the Transactions, as set forth on Schedule 8.1(d), shall have been obtained or provided and shall be in full force and effect;

                    (e)          Each of the consents, waivers, approvals, authorizations and notices identified on Schedule 8.1(e) shall have been obtained and shall be in full force and effect;

                    (f)          Each of the agreements listed on Schedule 8.1(f) shall have been terminated or amended to provide for such other terms, in either case as specified on Schedule 8.1(f);

                    (g)          Since the date of this Agreement, there shall not have occurred a Business Material Adverse Effect or any event or circumstance or combination of events or circumstances that individually or in the aggregate are reasonably likely to result in a Business Material Adverse Effect;

                    (h)          Seller shall have delivered to Buyer a certificate executed by the Secretary of Seller certifying that attached thereto is (i) a true and complete copy of the certificate of incorporation of Seller, as in effect on the Closing Date, certified by an appropriate authority of the State of Delaware, (ii) a true and complete copy of the Bylaws of Seller, as in effect on the Closing Date, and (iii) true and complete copies of resolutions of Seller’s directors and stockholders, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the Transactions, which resolutions shall not have been modified, rescinded or revoked;

                    (i)          Each of the Key Employees shall have accepted the offer of employment from Buyer, effective as of the Closing;

                    (j)          Seller shall have obtained and delivered to Buyer all Lien Releases;

                    (k)          Seller shall have delivered to Buyer unaudited financial statements of the Business prepared in accordance with GAAP as of and for the year ended December 31, 2006;

                    (l)          Seller shall have delivered to Buyer a good standing certificate from the Commonwealth of Massachusetts certifying as to Seller’s good standing in the commonwealth and payment of all applicable Massachusetts Taxes due and payable by Seller prior to the Closing Date;

                    (m)          Seller shall have made all the deliveries required to be made by Seller pursuant to Sections 3.2(b) and 3.3 through 3.6.

          8.2 Conditions Precedent to the Obligations of Seller. The obligations of Seller to sell and deliver the Purchased Assets to Buyer are subject to the fulfillment on or prior to the Closing of the following conditions, any one or more of which may be waived by Seller:

                    (a)          (i) The representations and warranties of Buyer made in this Agreement and the other Transaction Documents that are qualified as to materiality shall be true, correct and complete as of the date hereof and as of the Closing Date, as though made on such date, except for those representations and warranties that refer to facts existing at a specific date, which shall be true, correct and complete as of such date; (ii) the representations and warranties of Buyer made in this Agreement and the other Transaction Documents that are not qualified as to materiality shall be true and correct in all material respects as of the date hereof and as of the Closing Date, except for those representations and warranties that refer to facts existing at a specific date, which shall be true, correct and complete in all material respects as of such date; and (iii) Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement and the other Transaction Documents to be performed or complied with by Buyer at or prior to the Closing. Buyer shall have delivered to Seller a certificate, dated the Closing Date, and signed by an authorized officer of Buyer on behalf of Buyer confirming the foregoing matters;

                    (b)          No Order prohibiting, preventing or making illegal the purchase and sale contemplated by this Agreement or the consummation of the Transactions shall be in effect, and no Proceeding shall have been instituted before any Governmental Entity to restrain or prohibit any of the Transactions;

                    (c)          All Government Authorizations and notices to all Governmental Entities, which are necessary to consummate the Transactions as set forth in Schedule 8.2(c) shall have been obtained or provided and shall be in full force and effect;

                    (d)          Buyer shall have delivered to Seller a certificate executed by the Secretary of Buyer certifying that attached thereto is (i) a true and complete copy of the certificate of incorporation of Buyer, as in effect on the Closing Date, certified by an appropriate authority of the State of Delaware, (ii) a true and complete copy of the Bylaws of Buyer, as in effect on the Closing Date, and (iii) true and complete copies of resolutions of Buyer’s directors, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the Transactions, which resolutions shall not have been modified, rescinded or revoked;

                    (e)          Buyer shall have offered employment to each of the Key Employees and shall have offered employment to all of the other Business Employees listed on Schedule 7.5(a), in each case effective upon the Closing;

                    (f)          Buyer shall have implemented the retention bonus plan described in Section 7.5(h); and

                    (g)          Buyer shall have made all the deliveries required to be made by Buyer pursuant to Section 3.2(a).

ARTICLE IX

INDEMNIFICATION; SURVIVAL

          9.1 Survival of Representations and Warranties, Covenants and Agreements. The representations and warranties of Seller and Buyer made in this Agreement, or any other Transaction Document, and the provisions of Section 7.4(b), shall survive the Closing Date and continue in full force and effect until the expiration of fifteen (15) months from the Closing Date. The covenants and agreements of Seller and Buyer made in this Agreement (other than Section 7.4(b)) shall survive the Closing Date and continue in full force and effect in accordance with their respective terms. The indemnification obligations set forth in Section 9.2(a)(ii), (iii), (v) and (vi) shall continue and survive indefinitely and those set forth in Section 9.2(a)(iv) shall continue and survive for twenty-four (24) months after the Closing Date. No claim or proceeding may be commenced after the expiration of the applicable survival periods with respect to any alleged breach of the representations and warranties or Section 7.4(b) or Section 9.2(a)(iv), provided that the indemnification obligations set forth in this Article IX with respect to the foregoing shall not terminate with respect to any item as to which any Buyer Indemnified Party or Seller Indemnified Party shall have, before the expiration of the applicable survival period, previously made a claim in writing pursuant to this Article IX and, if applicable, the Escrow Agreement, setting forth in reasonable detail the grounds for indemnification hereunder.

          9.2 Indemnification.

                    (a)          Indemnification by Seller. Subject to the terms and conditions of this Article IX, following the Closing, Seller agrees to indemnify and hold harmless Buyer and any direct or indirect majority-owned subsidiary of Buyer, including each of their respective officers, directors, employees, representatives, and agents (the “Buyer Indemnified Parties”), against all Losses paid, incurred or suffered, by the Buyer Indemnified Parties, or any of them, arising from or in connection with:

                                   (i)          any breach or inaccuracy of any representation or warranty of Seller contained in this Agreement or any other Transaction Document;

                                   (ii)          the breach of any covenant or agreement (other than Section 7.4(b)) of Seller contained in this Agreement or any other Transaction Document;

                                   (iii)          any of the Excluded Assets or Retained Liabilities;

                                   (iv)          any matter disclosed on Schedule 9.2(a)(iv);

                                   (v)          any matter disclosed on Schedule 9.2(a)(v); and

                                   (vi)          any act of fraud or intentional misrepresentation by Seller related to this Agreement or any other Transaction Document.

provided that, in the event of any such breach or inaccuracy of any representation or warranty which includes any qualification as to “materiality” or “Business Material Adverse Effect”, for purposes of determining the amount of any Loss with respect to such breach or inaccuracy, no effect will be given to such qualification as to “materiality” or “Business Material Adverse Effect” contained therein (for the avoidance of doubt, such qualifications would continue to apply to the determination as to whether or not a breach or inaccuracy had occurred). Seller (including any officer, director or Affiliate of Seller) shall not have any right of contribution, indemnification or right of advancement from Buyer or any other Buyer Indemnified Parties with respect to any Loss claimed by a Buyer Indemnified Party.

                    (b)          Indemnity Limitations. Notwithstanding Section 9.2(a), Seller shall not be liable to the Buyer Indemnified Parties under Section 9.2(a)(i) unless and until the aggregate Losses thereunder (whenever suffered and whether arising from a single breach or inaccuracy in a representation or warranty or from multiple breaches or inaccuracies of the same or different representations and warranties) exceed $50,000 (the “Basket”), after which Seller shall be liable for all Losses, including the amount of the Basket; provided that any individual claim or series of related claims arising after the Basket has been satisfied shall not be eligible for indemnification by Seller under Section 9.2(a)(i) unless the aggregate indemnifiable amount of such individual claim or series of related claims is at least equal to $5,000; provided further that the aggregate liability of Seller pursuant to Section 9.2(a)(i) shall not exceed an amount equal to the Escrow Amount less the Shortfall Amount, if any (the “Representation Cap”). Notwithstanding anything to the contrary contained in this Agreement, (i) neither the Basket nor the Representation Cap shall apply to any act of fraud or intentional misrepresentation on the part of Seller or Seller’s obligations to indemnify the Buyer Indemnified Parties for Losses under Sections 9.2(a)(ii) through (vi), inclusive, and (ii) Seller’s obligations to indemnify the Buyer Indemnified Parties for Losses under Sections 9.2(a)(i) through (vi), inclusive, shall not exceed an aggregate amount equal to $10,700,000. For the avoidance of doubt, any breach or alleged breach of Section 7.4(b) shall be deemed for all purposes of this Article IX to be covered by Section 9.2(a)(i) rather than by Section 9(a)(ii).

                    (c)          Indemnification by Buyer. Subject to the terms and conditions of this Article IX, following the Closing, Buyer agrees to indemnify and hold harmless Seller and its Affiliates, including each of their respective officers, directors, employees, representatives, and agents (the “Seller Indemnified Parties”), against all Losses paid, incurred or suffered by the Seller Indemnified Parties, or any of them, arising from or in connection with the Assumed Contracts or Assumed Liabilities.

          9.3 Claims for Indemnification; Exclusive Remedy.

                    (a)          Any indemnification to which any Buyer Indemnified Party is entitled under Section 9.2(a)(i) above as a result of Losses it may suffer or incur shall be satisfied solely from the Escrow Amount, and any indemnification to which any Buyer Indemnified Party is entitled under Sections 9.2(a)(ii), (iii) and (v) above as a result of Losses it may suffer or incur shall be satisfied first from the Escrow Amount. In the event of any such Losses, Buyer shall make a claim for payment of such Losses by written notice to the Escrow Agent and Seller of such claim and requesting release of funds to satisfy such claim, in each case in accordance with the Escrow Agreement. Such notice and request shall be processed by the Escrow Agent pursuant to the terms of the Escrow Agreement prior to the release of any funds to Buyer. The provisions of this Article IX shall be the sole and exclusive remedy of Buyer for monetary damages resulting from a breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement or the other Transaction Documents, or otherwise in connection with the Transactions, other than for any claims based on fraud or intentional misrepresentation. Anything contained in this Agreement or the other Transaction Documents to the contrary notwithstanding, neither Buyer Indemnified Parties nor Seller Indemnified Parties

shall be entitled to incidental, consequential, punitive or other indirect Losses other than lost profits (subject to Section 7.4(c) hereof).

                    (b)          Notwithstanding anything to the contrary in this Article IX, the right of any Indemnified Party to indemnification, payment of Losses or other remedies will not be affected in any way by any investigation conducted or knowledge (whether actual, constructive or imputed) acquired at any time by such Indemnified Party with respect to the accuracy or inaccuracy of or compliance with or performance of, any representation, warranty, covenant, agreement or obligation.

          9.4 Resolution of Conflicts. In case Seller delivers an Objection Notice (as defined in the Escrow Agreement) with respect to any claim for indemnification submitted by Buyer to the Escrow Agent, Seller and Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to each claim to which Seller has objected in accordance with the terms of the Escrow Agreement. If Seller and Buyer should so agree, a memorandum setting forth such agreement and specifying the amount, if any, to be distributed to Buyer from the escrowed funds shall be prepared and signed by both parties, and such memorandum shall be delivered to the Escrow Agent for distribution of funds to Buyer in accordance therewith. If no such agreement can be reached after good faith negotiation and within 30 days after delivery of an Objection Notice, either Buyer or Seller may commence litigation with respect to such claim(s) in accordance with Sections 11.2 through 11.5 inclusive.

          9.5 Third Party Claims.

          (a)          In the event of the assertion or commencement by any third party of a claim, suit or proceeding (a “Third Party Claim”) which a Buyer Indemnified Party or Seller Indemnified Party (as applicable, an “Indemnified Party”) reasonably believes will entitle such Indemnified Party to indemnification under this Article IX, such Indemnified Party shall promptly notify the indemnifying party in writing of such Third Party Claim; provided that the failure to so notify the indemnifying party shall not limit the obligations of such indemnifying party under this Article IX except to the extent materially prejudiced thereby. The indemnifying party will have the right to assume and control, at the indemnifying party’s sole cost and expense, the defense of the Third Party Claim with counsel reasonably acceptable to the Indemnified Party, if the indemnifying party notifies the Indemnified Party that it will indemnify the Indemnified Party, notwithstanding any other provision of or limitation on such indemnifying party’s liability under this Agreement, against any and all Losses arising out of such Third Party Claim and that it intends to assume the defense of the Third Party Claim; provided, however, that the indemnifying party must conduct the defense of the Third Party Claim actively and diligently thereafter; and provided further that the Indemnified Party may retain separate co-counsel and participate in the defense of the Third Party Claim, but the fees and expenses of such counsel retained by the Indemnified Party shall be at the expense of the Indemnified Party unless (x) there exists a material legal conflict between the interests of the Indemnified Party and the indemnifying party that could reasonably be expected to result in material prejudice to the Indemnified Party, or (y) the indemnifying party has failed to assume the defense, retain counsel and actively and diligently pursue such defense and such failure could reasonably be expected to result in material prejudice to the Indemnified Party. The indemnifying party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party

Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed).

          (b)          In the event (i) the Third Party Claim seeks to impose any obligation or restriction upon the Indemnified Party other than, or in addition to, money damages, or (ii) the indemnifying party fails to assume and conduct the defense of the Third Party Claim in an active and diligent manner and such failure could reasonably be expected to result in material prejudice to the Indemnified Party, (A) the Indemnified Party may assume and conduct the defense against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it deems appropriate in good faith, and (B) the indemnifying party will remain responsible for any Losses the Indemnified Party may suffer as a result of the Third Party Claim to the fullest extent provided in this Article IX; provided, however, that the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the indemnifying party (not to be unreasonably withheld or delayed); and provided further that the indemnifying party may retain separate co-counsel and participate in the defense of the Third Party Claim at its own expense.

ARTICLE X

TERMINATION OF AGREEMENT

          10.1          Termination. This Agreement may be terminated prior to the Closing as follows:

                           (a)          By the mutual written consent of the parties hereto;

                           (b)          By either Buyer on the one hand or Seller on the other hand (by written notice to the other party) if (i) the consummation of the Transactions shall violate any Order that shall have become final and nonappealable or (ii) there shall be a Law that makes the Transactions illegal or otherwise prohibited;

                           (c)          By either Buyer on the one hand or Seller on the other hand, by giving written notice to the other party, in the event of a material breach of this Agreement by the non-terminating party if such non-terminating party fails to cure such breach within 10 business days following written notification thereof by the terminating party;

                           (d)          By Buyer if any condition in Section 8.1 has not been satisfied by January 31, 2008; provided that the failure of such condition to be satisfied is not caused by a breach of this Agreement by Buyer, and Buyer has not waived such condition on or before such date; or

                           (e)          By Seller if any condition in Section 8.2 has not been satisfied by January 31, 2008; provided that the failure of such condition to be satisfied is not caused by a breach of this Agreement by Seller, and Seller has not waived such condition on or before such date.

          10.2          Effect of Termination. In the event of termination of this Agreement as permitted by Section 10.1, this Agreement shall become void and of no further force and effect, except for the following provisions, which shall remain in full force and effect: Sections 7.10 (Publicity) and 7.11 (Confidentiality), this Section 10.2, and Article XI. Nothing in this Section 10.2 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this

Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

ARTICLE XI

MISCELLANEOUS

          11.1          Expenses. Whether or not the Transactions are consummated, and except as otherwise provided in this Agreement, Seller on the one hand, and Buyer, on the other hand shall bear their respective fees, costs and expenses (including legal and accounting fees) incurred in connection with the preparation, negotiation, execution and performance of this Agreement, the other Transaction Documents and the consummation of the Transactions.

          11.2          Governing Law. This Agreement will be governed by and construed in accordance with the internal Laws of the State of California applicable to agreements made and to be performed entirely within the State of California, without regard to the conflicts of law principles that would require the application of any other Law.

          11.3          Enforcement. Each party hereto acknowledges that the other party will be irreparably harmed and that there will be no adequate remedy at law for any violation by any party of any of the covenants or agreements contained in this Agreement, including the confidentiality obligations set forth in Section 7.11 and the non-compete and non-solicitation obligations set forth in Section 7.13. It is accordingly agreed that, in addition to any other remedies that may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to seek injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other party’s covenants and agreements contained in this Agreement.

          11.4          Jurisdiction and Venue. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within San Francisco County, State of California, in connection with any matter based upon or arising out of this Agreement, the other Transaction Documents or the matters contemplated herein or therein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

          11.5          Attorneys’ Fees. If any action, suit or other proceeding for the enforcement of this Agreement is brought with respect to or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions hereof, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that proceeding, in addition to any other relief to which it may be entitled. Notwithstanding the foregoing, in any action, suit or proceeding brought pursuant to Article IX, recovery of attorney’s fees shall be governed by the provisions of Article IX and, if applicable, the Escrow Agreement.

          11.6          Waiver. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the other Transaction Documents will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the other Transaction Documents to which one party may be entitled can be discharged by the other party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the party entitled to the right or claim; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or any of the other Transaction Documents. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

          11.7          Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed given to a party (a) upon being delivered by hand and signed for by a representative of such party, (b) upon the first or second business day, as applicable, after deposit with a nationally recognized overnight courier service (costs prepaid), or (c) upon sending by facsimile with confirmation of transmission by the transmitting equipment, in each case to the following:

if to Seller, to:

JTT Holdings Inc.
c/o Joseph B. Costello
Bay Center
6425 Christie Ave., Suite 300
Emeryville, CA 94608
Attention: Joseph B. Costello
Tel: 510-903-0922
Fax:

with a copy to:

Eiseman Levine Lehrhaupt & Kakoyiannis, P.C.
805 Third Avenue, 10th Floor
New York, NY 10022
Attention: Jeffrey A. Fromm, Esq.
Tel: 212-752-1000
Fax: 212-937-2097

if to Buyer, to:

Scientific Learning Corporation
300 Frank H. Ogawa Plaza
Suite 600
Oakland, California 94612-2040
Attention: Linda Carloni, Esq.
Tel: 888-665-9707
Fax: (510) 444-3580

with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, California 94304
Attention: Steven V. Bernard Esq.
Tel: (650 493-9300
Fax: (650) 493-6811

Either party hereto may change its contact information for notices and other communications hereunder by written notice to the other party hereto.

          11.8          Assignment. This Agreement and the rights of the parties hereunder shall not be assigned or transferred by either party (including by operation of law or in connection with a merger or sale of substantially all the assets, stock or membership interests of such party) without the prior written consent of the other party (which shall not be unreasonably withheld); provided, however, that Buyer may assign any or all of its rights hereunder to any of its Affiliates; provided further, however, that Buyer shall remain liable to Seller for all of its obligations hereunder. Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon and inure to the benefit of the permitted assigns of the parties. Any attempted assignment in violation of the provisions hereof shall be null and void and have no effect.

          11.9          No Third-Party Beneficiaries. Except for Indemnified Parties as contemplated in Article IX, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights, remedy or claim hereunder.

          11.10          Amendments. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

          11.11          Interpretation, Exhibits and Schedules. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” Except when the context otherwise requires, references to Sections, Articles, Exhibits or Schedules contained herein refer to Sections, Articles, Exhibits or Schedules of this Agreement. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit, but not otherwise defined therein, shall have the meaning as defined in this Agreement. All accounting terms shall have the meaning specified by GAAP unless otherwise specified. All references to “Dollars” or “$” shall mean U.S. Dollars unless otherwise specified.

          11.12          Entire Agreement. This Agreement (which includes the Schedules hereto) and the other Transaction Documents contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written agreements and understandings relating to such subject matter, other than that certain Mutual Non-Disclosure Agreement dated as of October 3, 2007, between the Seller and the Buyer, which provision shall continue in full force and effect as between the parties thereto until the Closing.

          11.13          Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

          11.14          Mutual Drafting. The parties hereto are sophisticated and have been represented by attorneys who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects.

          11.15          Counterparts. This Agreement may be executed in counterparts, both of which shall be considered one and the same agreement, and shall become effective when both such counterparts have been signed by each of the parties and delivered to the other party. Any signature delivered by facsimile shall be binding to the same extent as an original signature page with regard to this Agreement or any other Transaction Document or any amendments thereof, subject to the terms thereof. A party that delivers a signature page in this manner agrees to later deliver an original counterpart signature page to the other party.

          11.16          Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT EITHER OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

          IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Asset Purchase Agreement on the date first above written.

JTT HOLDINGS INC. dba Soliloquy Learning, as Seller

By:	/s/ Joseph B. Costello

Name: Joseph B. Costello
Title: Chief Executive Officer

SCIENTIFIC LEARNING CORPORATION, as Buyer

By:	/s/ Robert C. Bowen

Name: Robert C. Bowen
Title: Chief Executive Officer